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TABLE OF CONTENTS 3

Exhibit (a)(1)(i)

        This document is important and requires your immediate attention. If you are in doubt as to how to deal with it, you should consult your investment dealer, broker, bank lawyer, accountant or other professional advisor. For further information, you may also telephone (toll free within Canada and the United States) Computershare Trust Company of Canada, the depositary, at 1-800-564-6253. The Offer (as defined herein) has not been approved or disapproved by any securities regulatory authority in Canada or the U.S. Securities and Exchange Commission (the "SEC"), nor has any securities regulatory authority in Canada or the SEC passed upon the fairness or merits of the Offer or upon the accuracy or adequacy of the information contained in this document. Any representation to the contrary is a criminal offense.

        This document does not constitute an offer or a solicitation to any person outside of the United States of America, Canada, or in any state within the United States of America in which the Company (as defined herein) is prohibited from making such offer or solicitation by administrative or judicial action, pursuant to a state statute after a good faith effort of the Company to comply with such statute. If the Company becomes aware of any valid law of any state prohibiting the making of the Offer or the acceptance of Common Shares (as defined herein) (and from which it does not have an exemption), it will make a good faith effort to comply with that law or seek to have such law declared inapplicable to the Offer. If, after a good faith effort, the Company cannot comply with the law of that state, it will not market the Offer to, nor will it accept Common Shares from or on behalf of, Shareholders (as defined herein) from that state.

EPSILON ENERGY LTD.
OFFER TO PURCHASE FOR CASH
UP TO 2,000,000 OF ITS COMMON SHARES
AT A PURCHASE PRICE OF US$3.06 PER COMMON SHARE

        Epsilon Energy Ltd. ("Epsilon" or the "Company") hereby offers (the "Offer") to purchase from the holders (the "Shareholders") of common shares of the Company, no par value (the "Common Shares"), up to 2,000,000 of the issued and outstanding Common Shares for US$3.06 per Common Share (the "Purchase Price") less any applicable withholding taxes and without interest promptly after the expiration of the Offer.

        The Offer and all deposits of Common Shares are on the terms and subject to the conditions set forth in the offer to purchase (the "Offer to Purchase"), the accompanying issuer bid circular (the "Circular" and, together with the Offer to Purchase, the "Offer and Circular") and the related letter of transmittal (the "Letter of Transmittal") and notice of guaranteed delivery (the "Notice of Guaranteed Delivery").

        The Offer will commence on May 19, 2020 and expire at 5:00 pm (Eastern Standard time) (the "Expiration Time") on June 30, 2020, unless extended, varied or withdrawn by the Company (the "Expiration Date").

        The Offer is not conditional upon any minimum number of Common Shares being deposited under the Offer. However, the Offer is subject to certain conditions, and Epsilon expressly reserves the right to withdraw the Offer and not take up and pay for any Common Shares deposited under the Offer unless the conditions described in Section 8 of the Offer to Purchase, "Condition of the Offer" are satisfied or waived. The Company also reserves the right, subject to applicable law, to purchase more than 2,000,000 Common Shares in its sole discretion.

        Shareholders wishing to deposit Common Shares may do so pursuant to the terms and subject to the conditions of the Offer. Only Common Shares properly deposited and not properly withdrawn will be purchased. Due to the proration and conditional tender offer provisions described in this Offer to Purchase, all of the Common Shares deposited may not be purchased if more than the number of Common Shares sought are properly deposited. Common Shares tendered but not purchased in the Offer will be returned at the Company's expense promptly following the expiration of the Offer.

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        Each Shareholder who has validly deposited Common Shares and who has not withdrawn such Common Shares will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Common Shares purchased on the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described herein. Epsilon will return all Common Shares not purchased under the Offer, including Common Shares not purchased because of prorata purchases and conditional tender provisions described within. Common Shares taken up and paid for by the Company will be cancelled.

        The Purchase Price will be payable in U.S. dollars; however, Shareholders may elect to receive the Purchase Price in Canadian dollars as described in the Offer to Purchase. The exchange rate that will be used to convert payments from U.S. dollars into Canadian dollars will be the rate available from Computershare Trust Company of Canada, in its capacity as foreign exchange service provider, on the date on which the funds are converted, which rate will be based on the prevailing market rate on such date. The risk of any fluctuations in such rates, including risks relating to the particular date and time at which funds are converted, will be borne solely by the Shareholder. Computershare Trust Company of Canada will act as principal in such currency conversion transactions.

        Upon the terms and subject to the conditions of the Offer, if more than 2,000,000 Common Shares, or such greater number of Common Shares as the Company may elect to purchase, subject to applicable law, have been properly deposited and not properly withdrawn prior to the Expiration Time, the Company will purchase properly deposited Common Shares on the basis as follows: (1) First, subject to the conditional tender provisions described in Section 7 of the Offer to Purchase "Conditional Tender of Common Shares," the Company will purchase all Common Shares properly deposited and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares (except for shares that were tendered conditionally for which any condition was not satisfied), as described herein; and (2) Second, if necessary to permit the Company to purchase 2,000,000 Common Shares (or such greater number of Common Shares as it may elect to purchase, subject to applicable law), Common Shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, Shareholders whose Common Shares are conditionally tendered must have tendered all of their Common Shares.

        Certificates for all Common Shares not purchased under the Offer (including Common Shares not purchased because of proration and conditional tender provisions), or properly withdrawn before the Expiration Date, will be returned (in the case of certificates representing Common Shares all of which are not purchased) or replaced with new certificates representing the balance of Common Shares not purchased (in the case of certificates representing Common Shares of which less than all are purchased), promptly after the Expiration Date or termination of the Offer or the date of withdrawal of the Common Shares, without expense to the Shareholder. In the case of Common Shares tendered through book-entry transfer into the account of the Depositary (as defined herein) at DTC (as defined in the Offer to Purchase) or CDS (as defined in the Offer to Purchase), the Common Shares will be credited to the appropriate account maintained by the tendering Shareholder at DTC or CDS, as applicable, without expense to the Shareholder.

        The outstanding Common Shares are listed and posted for trading on the NASDAQ Global Market ("NASDAQ") under the symbol "EPSN". On May 13, 2020, the last full trading day prior to the announcement of the Company's intent to make a substantial issuer bid and tender offer before the end of May, the closing price per Common Share on NASDAQ was US$2.85. On May 15, the NASDAQ closing price per share of the Company's Common Share was US$2.95. The Offer would be for approximately 7.7% of the total number of issued and outstanding Common Shares. Shareholders are urged to obtain current market quotations for the Common Shares.

        The Company's board of directors (the "Board") has authorized and approved the Offer based on the recommendation of the Board's Special Committee comprised exclusively of independent directors. None of Epsilon, its directors, or Computershare Trust Company of Canada, the depositary for the Offer (the "Depositary"), or any of their respective affiliates, makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing all or any portion of their Common Shares under the Offer. Shareholders must make their own decisions as to whether to deposit or refrain from depositing their Common Shares, and, if deposited, the amount of their Common Shares to deposit. Shareholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Common Shares to the Offer and, if deposited, what number of Common Shares to deposit. Shareholders should carefully consider the income tax consequences of accepting the Offer and depositing Common Shares to the Offer. See Section 15 of the Circular, "Canadian Federal Income Tax Considerations" and Section 16 of the Circular, "United States Federal Income Tax Considerations."

        Epsilon commenced a normal course issuer bid ("NCIB") to purchase its Common Shares on May 20, 2019, which expired on May 19, 2020. During the twelve months preceding the date of the Offer, the Company has purchased for cancellation an aggregate of 1,353,410 Common Shares under its NCIB.

        No person has been authorized to make any recommendation on behalf of Epsilon as to whether a Shareholder should deposit or refrain from depositing Common Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than as set forth in the Offer to Purchase, the accompanying Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery. If given or made, any such recommendation or any such information or representation must not be relied upon as having been authorized by Epsilon or its Board.

        Shareholders must make their own decisions as to whether to deposit or refrain from depositing their Common Shares, and, if deposited, the amount of their Common Shares to deposit.

        Shareholders wishing to deposit all or any portion of their Common Shares pursuant to the Offer must comply in all respects with the delivery procedures described herein. See Section 5 of the Offer to Purchase, "Procedure for Depositing Common Shares" and the related Letter of Transmittal and Notice of Guaranteed Delivery for further details.

        Any questions or requests for assistance may be directed to the Depositary, at the addresses and telephone and e-mail address set forth on the back cover page of the Offer and Circular.

The Offer will commence on May 19, 2020 and expire at 5:00 p.m. (Eastern Standard time) on June 30, 2020, unless extended, varied or withdrawn by the Company.

May 19, 2020

 FORWARD-LOOKING STATEMENTS

        Certain statements contained in this Offer constitute forward-looking information or forward-looking statements within the meaning of applicable securities laws (collectively, "forward-looking statements"). Forward-looking statements can be identified by the use of words such as "plans," "expects," "does not expect," "is expected," "budget," "estimates," "forecasts," "intends," "anticipates," or "does not anticipate," "believes," "outlook," "objective," or "continue," or equivalents or variations, including negative variations, of such words and phrases, or state that certain actions, events or results, "may," "could," "would," "should," "might," or "will" be taken, occur or be achieved. These forward-looking statements include, but are not limited to, statements regarding the expiration of the Offer, the timing of the take up and payment for the Common Shares deposited under the Offer and the Company's objectives, plans, goals, strategies, future growth, results of operations, financial and operating performance, and business prospects and opportunities. Forward-looking statements should not be read as guarantees of future events, performance or results, and will not necessarily be accurate indications of whether, or the times at which, such events, performance or results will be achieved. All of the statements and information in this Offer and Circular containing forward-looking statements are qualified by these cautionary statements.

        Forward-looking statements are based on information available at the time they are made, underlying estimates and assumptions made by management and management's good faith belief with respect to future events, performance and results, and are subject to inherent risks and uncertainties surrounding future expectations generally. Such risks and uncertainties include, but are not limited to, satisfaction or waiver of the conditions to the Offer, potential risks and uncertainties relating to the ultimate geographic spread of the novel coronavirus (COVID-19), the severity of the disease, the duration of the COVID-19 outbreak, actions that may be taken by governmental authorities to contain the COVID-19 outbreak or to treat its impact, the potential negative impacts of COV1D-19 on the global economy and financial markets and any resulting impact on the satisfaction of the conditions of the Offer such that the Company may not be required to purchase the Common Shares and/or may terminate the Offer, the extent to which Shareholders determine to tender their Common Shares to the Offer and the risks described in the Company's Annual Report on Form 10-K for the year ended December 31, 2019 and in the Company's other filings available under the Company's profile on the System for Electronic Document Analysis and Retrieval ("SEDAR") at www.sedar.com and on EDGAR at www. sec.gov. These risks include, without limitation:

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  oil and natural gas price fluctuations, which can adversely affect results of operations and Epsilon's financial condition;

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  ability to find, acquire, develop and commercially produce oil and natural gas reserves because the failure to do so could result in an under use of capital and losses;

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  inaccurate proved reserve and future net cash flow estimates;

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  inability to replace reserves;

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  high concentration of activity on one product in one area and an inability to expand operations into other areas with multiple products;

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  a sustained economic downturn or recession in the United States or globally, during which oil and natural gas prices may fall and become and remain depressed for a long period of time, which can adversely affect Epsilon's operations and ability to obtain additional capital required to implement its business plan;

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  ability to acquire substantial capital, which is needed to replace and grow its reserves;

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  the possible restrictions on operations under the terms of its revolving credit facility, particularly with regard to its ability to respond to changes or take certain actions;

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  capital reallocation in response to forces outside Epsilon's control;

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  issuance of debt to acquire assets or for working capital;

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  competition in the natural gas and oil market, which may hinder Epsilon's ability to contract for drilling equipment and ability to control the scheduling and activities of contracted drilling equipment;

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  drilling result uncertainty and inability to generate high returns;

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  extensive government legislation and regulatory initiatives that increase costs and impose burdensome operating restrictions that cause operational delays;

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  inability to acquire, explore, and develop oil and natural gas properties to develop future reserves and grow production;

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  assessments of its assets which are subject to uncertainty;

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  competition for experienced, technical personnel because Epsilon depends on third party operators and its key personnel;

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  termination or expiration of leasehold interests under certain conditions;

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  title deficiencies;

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  lack of insurance for all operating risks to which Epsilon may be exposed;

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  ability to hedge transactions;

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  environmental regulations and environmental, health and safety risks that affect its business;

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  inability to establish and maintain proper disclosure or internal controls;

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  gathering rate on the Auburn Gas Gathering System being subject to a cost of service model which could result in a non-competitive gathering rate and reduced throughput;

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  large supply of gas and limited availability of transportation of gas out of the Marcellus area;

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  age, maintenance, and expenditures needed to maintain assets;

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  credit risk of its customers and counterparties;

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  prices for natural gas in northeast Pennsylvania, which are volatile and subject to significant discounts from pricing at Henry Hub, and these can adversely affect Epsilon's financial results, cash flows, access to capital and ability to maintain its existing business;

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  demand for natural gas supplies in the markets it serves;

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  operational hazards and unforeseen interruptions;

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  risks beyond Epsilon's control, including but not limited to geopolitical crises, acts of terrorism or related acts of war, natural disasters, pandemics (including potentially in relation to the novel COVID-19) or other catastrophic events and their collateral consequences, including extended disruption of economic activity in Epsilon's markets;

        The Company cautions readers that this list of factors is not exhaustive and that should certain risks or uncertainties materialize, or should underlying estimates or assumptions prove incorrect, actual events, performance and results may vary significantly from those expected. For the avoidance of doubt, the above-mentioned Uniform Resource Locators ("URLs") given in respect of web-site addresses are inactive textual references only and it is not intended to incorporate the contents of any such web sites into the Offer and Circular nor should the contents of such web sites be deemed to be incorporated into the Offer and Circular.

        There can be no assurance that the actual results, performance, events or activities anticipated by the Company will be realized or, even if substantially realized, that they will have the expected consequences to, or effects on, the Company. Readers are urged to consider these factors carefully in evaluating forward-looking statements and are cautioned not to place undue reliance on any forward-looking statements. Other than as required by applicable securities laws, the Company does not update or revise any such forward-looking statements to reflect events or circumstances after the date of this document or to reflect the occurrence of unanticipated events.

INFORMATION FOR UNITED STATES SHAREHOLDERS

        This Offer is made by Epsilon Energy Ltd., a corporation organized under the laws of Alberta, Canada, for its own securities, and the Offer to Purchase and accompanying Circular has been prepared by Epsilon in accordance with the disclosure requirements of applicable Canadian law and U.S. law. The Canadian disclosure requirements may be different from those of the United States. In addition, the format and presentation of the Offer to Purchase and Circular generally follow Canadian market practice.

        The Company has filed with the SEC an Issuer Tender Offer Statement on Schedule TO with respect to the Offer, pursuant to Rule 13e-4(c)(2) promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"). See "Issuer Bid Circular—Additional Information."

        Some of the Company's directors do not reside in the United States.

TAXATION

        Shareholders should be aware that acceptance of the Offer and disposition of the Common Shares as described herein may have tax consequences both in the United States and in Canada. Shareholders are urged to review Section 15 of the Circular, "Canadian Federal Income Tax Considerations" for certain details concerning the Canadian federal income tax consequences applicable to acceptance of the Offer and a disposition of the Common Shares as described herein. Shareholders are also urged to review Section 16 of the Circular, "United States Federal Income Tax Considerations" for certain details concerning the United States federal income tax consequences applicable to acceptance of the Offer and a disposition of the Common Shares as described herein. Shareholders should consult their own tax advisors regarding the consequences of acceptance of the Offer and disposition of the Common Shares.

 CURRENCY

        In the Offer and the Circular, references to "US$" and "U.S. dollars" are to the lawful currency of the United States and references to "Cdn$" and "Canadian dollars" are to the lawful currency of Canada.

        The following table sets forth, for each period indicated: (i) the high and low average exchange rates during such period; (ii) the average exchange rates for such period; and (iii) the daily average exchange rate at the end of such period, for one U.S. dollar, expressed in Canadian dollars, as quoted by the Bank of Canada. On May 14, 2020, the daily average exchange rate as quoted by the Bank of Canada was US$1.00 = Cdn$1.41.

	Twelve Months Ended December 31
	2019		2018		2017
High	Cdn$	1.3600	Cdn$	1.3642	Cdn$	1.3743
Low	Cdn$	1.2988	Cdn$	1.2288	Cdn$	1.2128
Average	Cdn$	1.3269	Cdn$	1.2957	Cdn$	1.2986
Period End	Cdn$	1.2988	Cdn$	1.3642	Cdn$	1.2545

Source: Bank of Canada

 SUMMARY

        This general summary is solely for the convenience of Shareholders and is qualified in its entirety by reference to the full text and more specific details in this Offer.

The Offer	Subject to the terms and conditions of the Offer, Epsilon hereby offers to purchase up to 2,000,000 of its Common Shares at a price of US$3.06 per share less any applicable withholding taxes and without interest.
Common Shares taken up and paid for by the Company will be cancelled.
Expiration Date

The Offer will commence on May 19, 2020 and expire at 5:00 p.m. (Eastern Standard time) on June 30, 2020, unless extended, varied or withdrawn by the Company. In accordance with the rules of the SEC, the Company may, and it expressly reserves the right to, purchase under the Offer an additional amount of Common Shares not to exceed 2% of its outstanding Common Shares (approximately 522,673 Common Shares, based on 26,133,668 Common Shares issued and outstanding as of May 15, 2020) without amending or extending the Offer. See Section 9 of the Offer to Purchase, "Extension and Variation of the Offer."

Purchase Price	All Common Shares purchased by the Company pursuant to the Offer will be purchased at the same Purchase Price less any applicable withholding taxes and without interest.

The Company will return all Common Shares not purchased under the Offer, including Common Shares not purchased as a result of proration or conditional tender provisions, promptly after the Expiration Date.

Valuation

In accordance with Canadian Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions ("MI 61-101"), Sayer Energy Advisors (the "Valuator" or "Sayer") was retained by Epsilon to provide a formal valuation (the "Valuation") with respect to the fair market value of the issued and outstanding Common Shares. The Valuation was prepared in compliance with the provisions of MI 61-101. The Valuation contains the Valuator's opinion that, based on the scope of their review and subject to the qualifications, assumptions and restrictions provided therein, the fair market value of the Common Shares as at April 1, 2020, is in the range of US$2.92 to US$3.64 per Common Share. A copy of the Valuation is attached hereto as Schedule A. See "Circular—Valuation."

Number of Common Shares to be Purchased

The Company will purchase under the Offer up to 2,000,000 of its issued and outstanding Common Shares. The Company also reserves the right to purchase additional Common Shares by no more than 2% of the number of its outstanding Common Shares (approximately 522,673 Common Shares, based on 26,133,668 Common Shares issued and outstanding as of May 15, 2020), without amending or extending the Offer, and could decide to purchase more than 2% of the number of outstanding Common Shares, subject to applicable legal requirements.

Payment Date	The Company will take up and pay for the Common Shares promptly after the Expiration Date and in any event within three business days after the Expiration Date.
Currency of Payment

The Purchase Price will be denominated in United States dollars. All Shareholders who tender their Common Shares to the Offer will receive the same Purchase Price less any applicable withholding taxes and without interest. However, Shareholders may elect to use the Depositary's currency exchange services to convert any amounts payable to them from United States dollars into Canadian dollars pursuant to a currency election as described in the Letter of Transmittal. The exchange rate that will be used to convert payments from U.S. dollars into Canadian dollars will be the rate available from Computershare Trust Company of Canada, in its capacity as foreign exchange service provider, on the date on which the funds are converted, which rate will be based on the prevailing market rate on such date. The risk of any fluctuations in such rates, including risks relating to the particular date and time at which funds are converted, will be borne solely by the Shareholder. Computershare Trust Company of Canada will act as principal in such currency conversion transactions.

Priority of Purchases

Upon the terms and subject to the conditions of the Offer, if more than 2,000,000 Common Shares, or such greater number of Common Shares as the Company may elect to purchase, subject to applicable law, have been properly deposited and not properly withdrawn prior to the Expiration Time, the Company will purchase properly deposited Common Shares on the basis as follows: (1) First, subject to the conditional tender provisions described in Section 7 of the Offer to Purchase "Conditional Tender of Common Shares," the Company will purchase all Common Shares properly deposited and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares (except for shares that were tendered conditionally for which any condition was not satisfied), as described herein; and (2) Second, if necessary to permit the Company to purchase 2,000,000 Common Shares (or such greater number of Common Shares as it may elect to purchase, subject to applicable law), Common Shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, Shareholders whose Common Shares are conditionally tendered must have tendered all of their Common Shares. See Section 3 of the Offer to Purchase "Number of Common Shares and Proration of Tenders."

Delivery Procedures

To validly deposit Common Shares pursuant to the Offer, (i) the certificates for all deposited Common Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Common Shares with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal must be received by the Depositary at its office in Toronto, Ontario, set forth on the back cover of the Offer and Circular, prior to the Expiration Date, (ii) the guaranteed delivery procedure described in Section 5 of the Offer to Purchase, "Procedure for Depositing Common Shares" must be followed, or (iii) such Common Shares must be transferred pursuant to the procedures for book-entry transfer described in Section 5 of the Offer to Purchase, "Procedure for Depositing Common Shares" (and a confirmation of such tender must be received by the Depositary, including a Book-Entry Confirmation and an Agent's Message (each as defined in Section 5 of the Offer to Purchase) if the depositing Shareholder has not delivered or been deemed to have delivered a Letter of Transmittal).

A Shareholder who wishes to deposit Common Shares under the Offer and who holds Common Shares through an investment dealer, broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Common Shares under the Offer.

See Section 5 of the Offer to Purchase, "Procedure for Depositing Common Shares."
Brokerage Commissions

Shareholders depositing Common Shares will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their own brokers or other intermediaries in connection with a deposit of Common Shares pursuant to the Offer.

Conditions of the Offer

The obligation of the Company to take up and pay for any Common Shares deposited under the Offer is subject to the conditions described in Section 8 of the Offer to Purchase, "Conditions of the Offer."

Withdrawal Rights

Deposited Common Shares may be withdrawn at any time (i) prior to the Expiration Date, (ii) if the Common Shares have not been taken up by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Common Shares, (iii) if the Common Shares have been taken up but not paid for by the Company within three business days of being taken up, (iv) before the expiration of 10 days from the date that a notice of change or notice of variation (other than a variation that (A) consists solely of an increase in the consideration offered for the Common Shares under the Offer where the time for deposit is not extended for greater than 10 days, or (B) consists solely of the waiver of a condition of the Offer) has been given in accordance with the Offer to Purchase, or (v) if not yet accepted for payment by July 16, 2020, which is 40 business days after the commencement of the Offer. See Section 6 of the Offer to Purchase, "Withdrawal Rights."

Position of the Company, its Directors, and the Depositary

None of Epsilon, its directors, the Depositary, or any of their respective affiliates, makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing all or a portion of their Common Shares under the Offer. Shareholders must make their own decisions as to whether to deposit or refrain from depositing their Common Shares, and, if deposited, the amount of their Common Shares to deposit. Shareholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Common Shares to the Offer and, if so, what number of Common Shares to deposit.

Directors, Officers and Insiders

To the knowledge of the Company, after reasonable inquiry, no director or officer of the Company, no associate or affiliate of a director or officer of the Company, no insider of the Company (other than a director or officer) and no person or company acting jointly or in concert with the Company, has indicated any present intention to deposit any of such person's or company's Common Shares pursuant to the Offer.

Continuance of Epsilon as a Public Corporation

Epsilon does not believe that its purchase of Common Shares through the Offer will cause its remaining Common Shares to be de-listed from NASDAQ or cause Epsilon to be eligible for deregistration under the Exchange Act. See Section 3 of the Circular, "Purpose and Effect of the Offer."

Tax Considerations

Shareholders should carefully consider the income tax consequences of depositing Common Shares to the Offer. See Section 15 of the Circular, "Canadian Federal Income Tax Considerations" and Section 16 of the Circular "United States Federal Income Tax Considerations." Shareholders should consult their own tax advisors regarding the consequences of acceptance of the Offer.

Trading Information	On May 15, 2020, the closing price per Common Share on NASDAQ was US$2.95. Shareholders are urged to obtain current market quotations for the Common Shares.
Further Information

For further information regarding the Offer, Shareholders may contact the Depositary or consult their own brokers. The contact information for the Depositary is set forth on the back cover of this Offer and Circular.

        NO PERSON HAS BEEN AUTHORIZED TO MAKE ANY RECOMMENDATION ON BEHALF OF EPSILON AS TO WHETHER SHAREHOLDERS SHOULD DEPOSIT OR REFRAIN FROM DEPOSITING COMMON SHARES PURSUANT TO THE OFFER. NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER OTHER THAN AS SET FORTH IN THE OFFER TO PURCHASE, THE ACCOMPANYING CIRCULAR AND THE RELATED LETTER OF TRANSMITTAL AND NOTICE OF GUARANTEED DELIVERY. IF GIVEN OR MADE, ANY SUCH RECOMMENDATION OR ANY SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY EPSILON OR ITS BOARD.

        NONE OF EPSILON, ITS DIRECTORS, THE DEPOSITARY, OR ANY OF THEIR RESPECTIVE AFFILIATES, MAKES ANY RECOMMENDATION TO ANY SHAREHOLDER AS TO WHETHER TO DEPOSIT OR REFRAIN FROM DEPOSITING ALL OR ANY PORTION OF THEIR COMMON SHARES UNDER THE OFFER. SHAREHOLDERS MUST MAKE THEIR OWN DECISIONS AS TO WHETHER TO DEPOSIT OR REFRAIN FROM DEPOSITING THEIR COMMON SHARES, AND, IF DEPOSITED, THE AMOUNT OF THEIR COMMON SHARES TO DEPOSIT. SHAREHOLDERS ARE STRONGLY URGED TO REVIEW AND EVALUATE CAREFULLY ALL INFORMATION IN THE OFFER AND CIRCULAR, TO CONSULT THEIR OWN FINANCIAL, TAX AND LEGAL ADVISORS, AND TO MAKE THEIR OWN DECISIONS AS TO WHETHER TO DEPOSIT COMMON SHARES TO THE OFFER AND, IF SO, WHAT NUMBER OF COMMON SHARES TO DEPOSIT.

 OFFER TO PURCHASE

To the Shareholders of Epsilon Energy Ltd.:

1.     The Offer

        Epsilon Energy Ltd. ("Epsilon" or the "Company") hereby offers (the "Offer") to purchase from the holders (the "Shareholders") of common shares of the Company, no par value (the "Common Shares"), up to 2,000,000 of the issued and outstanding Common Shares for US$3.06 per Common Share (the "Purchase Price") less any applicable withholding taxes and without interest promptly after the expiration of the Offer.

        The Offer will commence on May 19, 2020 and expire at 5:00 p.m. (Eastern Standard time) on June 30, 2020, unless extended, varied or withdrawn by the Company (the "Expiration Date"). In accordance with the rules of the SEC, the Company may, and it expressly reserves the right to, purchase under the Offer an additional amount of Common Shares not to exceed 2% of its outstanding Common Shares (approximately 522,673 Common Shares, based on 26,133,668 Common Shares issued and outstanding as of May 15, 2020) without amending or extending the Offer. See Section 9 of the Offer to Purchase, "Extension and Variation of the Offer."

        Each Shareholder who has properly deposited and not withdrawn Common Shares will receive the Purchase Price, payable in cash (subject to applicable withholding taxes, if any), for all Common Shares purchased upon the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described herein.

        The Company will return all Common Shares not purchased under the Offer (including Common Shares not purchased because of proration and conditional tender provisions) or properly withdrawn before the Expiration Date, promptly after the Expiration Date or termination of the Offer, or the date of withdrawal of such Common Shares.

        THE OFFER IS NOT CONDITIONAL UPON ANY MINIMUM NUMBER OF COMMON SHARES BEING DEPOSITED UNDER THE OFFER. HOWEVER, THE OFFER IS SUBJECT TO CERTAIN CONDITIONS, AND EPSILON EXPRESSLY RESERVES THE RIGHT TO WITHDRAW THE OFFER AND NOT TAKE UP AND PAY FOR ANY COMMON SHARES DEPOSITED UNDER THE OFFER UNLESS THE CONDITIONS DESCRIBED IN SECTION 8 OF THIS OFFER TO PURCHASE, "CONDITIONS OF THE OFFER" ARE SATISFIED OR WAIVED. SEE SECTION 8 OF THIS OFFER TO PURCHASE.

Valuation

        The Valuation contains the Valuator's opinion that, based on the scope of its review and subject to the assumptions, restrictions and limitations provided therein, as of April 1, 2020, the fair market value per Common Share falls within the range of US$2.92 to US$3.64 per Common Share.

        The full text of the written opinion of the Valuator, set out in the Valuation, which sets forth, among other things, assumptions made, procedures followed, matters considered, qualifications and exceptions, and limitations of the review undertaken in rendering the opinion, is attached as Schedule A to the Circular. Shareholders are urged to read the Valuation carefully and in its entirety.

        The opinion of the Valuator is directed to the special committee of the Board ("Special Committee") that was formed to evaluate and consider a share buyback/issuer bid and addresses only the matters set out therein and is not a recommendation as to how the Special Committee, the Board, any Shareholder or any other person or entity should act with respect to any matters relating to the Offer. Further, the Valuator's opinion does not in any manner address Epsilon's underlying business decision to pursue the Offer or the relative merits of the Offer.

        The following is a summary of the material analyses performed by the Valuator in connection with rendering its opinion. The Valuator noted that the basis and methodology for the Valuation have been designed specifically for this purpose and may not translate to any other purposes. While this summary describes the analyses and factors that the Valuator deemed material in its presentation and opinion to the Special Committee, it does not purport to be a comprehensive description of all analyses and factors considered by the Valuator. The Valuation is based on the comprehensive consideration of the various analyses performed. This summary is qualified in its entirety by reference to the full text of the Valuation attached here as Schedule A.

  Scope of Review

        In preparing the Valuation, the Valuator carried out the work described in the Valuation. The Valuator reviewed information provided by Epsilon and undertook various procedures including, but not limited to, a review of Epsilon's audited and interim financial statements for the preceding two years, the annual reports, Epsilon's share capital information and corporate records, various material contracts of Epsilon, as well as public and non-public information relating to the business, operations, financial performance, expenses and forecasts of Epsilon. The Valuator also reviewed financial and trading data on public companies in the oil and gas industry. The Valuator was given access to various books and records of Epsilon, management of Epsilon and their advisors and, to its knowledge, the Valuator was not denied access by Epsilon to any type of requested information that might be considered material to the Valuation.

  General Assumptions, Qualifications and Limitations

        The Valuator relied on the information, materials and representations provided by Epsilon and has assumed that the information contained in the Valuation is accurate, correct and complete, and that there is no material omission of information that would affect the conclusions of the Valuation.

        The Valuation was rendered on the basis of securities markets, economic, financial and general business conditions prevailing as at the date of the Valuation and the condition and prospects, financial or otherwise of Epsilon as reflected in the information provided to the Valuator and as they were represented to the Valuator in discussions with management of Epsilon. In its analysis and in preparing the Valuation, the Valuator made numerous assumptions with respect to industry performance, general business and economic conditions and other matters, many of which were beyond the control of the Valuator or any party involved with the Offer.

        The Valuator believes that the Valuation must be considered as a whole and that selecting portions of the analysis or the factors considered by it, without considering all factors and analysis together could create a misleading view of the process underlying the Valuation. The preparation of a valuation is a complex process and is not necessarily susceptible to partial analysis or summary description.

  Determination of Fair Market Value

        For the purposes of the Valuation, the Valuator has taken the "fair market value" to mean the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm's length with the other and under no compulsion to act. The Valuation provides a conclusion on a per Common Share basis with respect to Epsilon's "en bloc" value, being the price at which all of the Common Shares could be sold to one or more buyers at the same time.

        As Epsilon's business was conducting operations as at May 7, 2020 and had every reasonable expectation of doing so for the foreseeable future after that date, the Valuator determined that a going concern valuation approach was appropriate in preparing the Valuation.

  Valuation Methodology

        In assessing the value of Epsilon, the Valuator utilized such various methods of analysis of both a quantitative and qualitative nature as it considered appropriate in the circumstances, based on its experience as advisors in mergers and acquisitions in the oil and natural gas industry. From this analysis, it developed a range of values for the Common Shares. The main considerations and assumptions used by the Valuator in its analysis are described briefly below.

        The Valuator approached the determination of the fair market value of Epsilon by considering the following generally accepted methods of valuation used to value oil and natural gas exploration and development entities, namely: net asset value ("NAV"); capitalization of cash flow method ("Capitalization of Cash Flow Method"); and market value of the Common Shares ("Trading Price Method").

        The Valuator reviewed the recent trading prices of the Common Shares on the NASDAQ. The Valuator believed that market prices provide an additional valuation measure besides NAV and the Capitalization of Cash Flow Method that incorporates elements not reflected in the other two measures, such as the systemic or structural risks inherent in the Company and the past history and track record of Epsilon, and that this measure also adds the important aspect of a "market view" of the Company separate from the theoretical judgements, and risks therefrom, incorporated in NAV and Capitalization of Cash Flow Method calculations.

        In order to confirm the values determined by the Valuator, the Valuator reviewed recent transactions involving oil and natural gas production companies. The relatively limited data on comparable acquisitions results in direct comparisons being difficult and it is also important when reviewing such analyses to consider a variety of qualitative differences between transactions.

  Valuation Conclusion

        Based on the scope of its review and subject to the assumptions, restrictions, limitations and qualifications contained in the Valuation, the Valuator has concluded that in its opinion, the fair market value of the Common Shares as at April 1, 2020 falls within the range of US$2.92 to US$3.64 per Common Share.

        The Valuator determined that the most appropriate method in determining the range of the fair market value of Epsilon was a weighted approach giving consideration to the NAV, Capitalized Cash Flow Method and Trading Price Method.

2.     Purchase Price

        All Common Shares purchased by the Company pursuant to the Offer will be purchased at the Purchase Price promptly following the Expiration Date, subject to terms and conditions of the Offer described herein. If no tenders are made pursuant to the Offer, no Common Shares will be purchased by the Company.

        Epsilon will return all Common Shares not purchased under the Offer, including Common Shares not purchased because of proration and conditional tender provisions, or properly withdrawn before the Expiration Date. All payments to Shareholders will be subject to deduction of applicable withholding taxes.

        Each registered Shareholder who has tendered Common Shares under the Offer will receive payment of the Purchase Price for purchased Common Shares in U.S. dollars, unless such Shareholder exercises the applicable election in the Letter of Transmittal to use the Depositary's currency exchange services to convert payment of the Purchase Price of the tendered Common Shares into Canadian dollars as described below. There is no additional fee payable by Shareholders who elect to use the Depositary's currency exchange services.

        Each non-registered or beneficial Shareholder who has tendered Common Shares under the Offer will receive payment of the Purchase Price for purchased Common Shares in U.S. dollars, unless such non-registered Shareholder contacts the intermediary in whose name such Shareholder's Common Shares are registered and requests that the intermediary make an election on its behalf to receive the Purchase Price in Canadian dollars as described below.

        The exchange rate that will be used to convert payments from U.S. dollars into Canadian dollars will be the rate available from Computershare Trust Company of Canada, in its capacity as foreign exchange service provider, on the date on which the funds are converted, which rate will be based on the prevailing market rate on such date. The risk of any fluctuations in such rates, including risks relating to the particular date and time at which funds are converted, will be borne solely by the Shareholder. Computershare Trust Company of Canada will act as principal in such currency conversion transactions.

3.     Number of Common Shares and Proration of Tenders

        As of May 15, 2020, there were 26,133,668 Common Shares issued and outstanding and, accordingly, the Offer is for a maximum of approximately 7.7% of the total number of issued and outstanding Common Shares. The Offer is not conditional upon any minimum number of Common Shares being properly deposited under the Offer. The Company expressly reserves the right to purchase additional Common Shares, up to 2% of its outstanding Common Shares (approximately 522,673, based on 26,133,668 Common Shares issued and outstanding as of May 15, 2020), without amending or extending the Offer, and could decide to purchase more Common Shares, subject to applicable legal requirements.

        Upon the terms and subject to the conditions of the Offer, if more than 2,000,000 Common Shares, or such greater number of Common Shares as the Company may elect to purchase, subject to applicable law, have been properly deposited and not properly withdrawn prior to the Expiration Time, the Company will purchase properly deposited Common Shares on the basis as follows: (1) First, subject to the conditional tender provisions described in Section 7 of the Offer to Purchase "Conditional Tender of Common Shares," the Company will purchase all Common Shares properly deposited and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares (except for shares that were tendered conditionally for which any condition was not satisfied), as described herein; and (2) Second, if necessary to permit the Company to purchase 2,000,000 Common Shares (or such greater number of Common Shares as it may elect to purchase, subject to applicable law), Common Shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, Shareholders whose Common Shares are conditionally tendered must have tendered all of their Common Shares.

        As a result of the foregoing priorities applicable to the purchase of Common Shares deposited, it is possible that all of the Common Shares that a Shareholder deposits in the Offer may not be purchased. In addition, if a deposit is conditioned upon the purchase of a specified number of Common Shares, it is possible that none of those Common Shares will be purchased.

        If proration of deposited Common Shares is required, the Company will determine the proration factor promptly after the expiration of the Offer. Subject to adjustment to avoid the purchase of fractional Common Shares and subject to the provisions governing conditional tenders described in Section 7 of the Offer to Purchase "Conditional Tender of Common Shares," proration for each Shareholder depositing Common Shares, other than holders of Common Shares conditionally tendered, will be based on the ratio of the number of Common Shares properly deposited and not properly withdrawn by the Shareholder to the total number of Common Shares properly deposited and not properly withdrawn by all Shareholders. The Company will announce the final proration factor and commence payment for any Common Shares purchased pursuant to the Offer promptly after the expiration of the Offer. The preliminary results of any proration will be announced by press release promptly after the expiration of the Offer. After the Expiration Time, Shareholders may obtain preliminary proration information from the Depositary and also may be able to obtain the information from their brokers.

4.     Manner and Time of Acceptance

        Each Shareholder who has properly deposited Common Shares and who has not withdrawn such Common Shares will receive the Purchase Price for all Common Shares purchased, on the terms and subject to the conditions of the Offer, including the provisions relating to proration and conditional tenders described herein.

        The Board has authorized and approved the Offer. None of Epsilon, its directors, or Computershare Trust Company of Canada, the depositary for the Offer (the "Depositary"), or any of their respective affiliates, makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing all or any portion of their Common Shares under the Offer. Shareholders must make their own decisions as to whether to deposit or refrain from depositing their Common Shares, and, if deposited, the amount of their Common Shares to deposit.

        Shareholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Common Shares to the Offer and, if so, what number of Common Shares to deposit. Shareholders should carefully consider the income tax consequences of accepting the Offer and depositing Common Shares to the Offer. See Section 15 of the Circular, "Canadian Federal Income Tax Considerations" and Section 16 of the Circular, "United States Federal Income Tax Considerations."

        The accompanying Circular and related Letter of Transmittal contain important information and should be read carefully before making a decision with respect to the Offer.

        Upon the terms and subject to the conditions of the Offer, if more than 2,000,000 Common Shares, or such greater number of Common Shares as the Company may elect to purchase, subject to applicable law, have been properly deposited and not properly withdrawn prior to the Expiration Time, the Company will purchase properly deposited Common Shares on the basis as follows: (1) First, subject to the conditional tender provisions described in Section 7 of the Offer to Purchase "Conditional Tender of Common Shares," the Company will purchase all Common Shares properly deposited and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares (except for shares that were tendered conditionally for which any condition was not satisfied), as described herein; and (2) Second, if necessary to permit the Company to purchase 2,000,000 Common Shares (or such greater number of Common Shares as it may elect to purchase, subject to applicable law), Common Shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, Shareholders whose Common Shares are conditionally tendered must have tendered all of their Common Shares.

        Promptly after the Expiration Date or termination of the Offer, Epsilon will return all Common Shares not purchased under the Offer, including Common Shares not purchased because of proration and conditional tender provisions.

5.     Procedure for Depositing Common Shares

Proper Deposit of Common Shares

        To validly deposit Common Shares pursuant to the Offer, (i) the certificates for all deposited Common Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) relating to such Common Shares with signatures that are guaranteed if so required in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal must be received by the Depositary at its office in Toronto, Ontario, set forth on the back cover of the Offer and Circular, prior to the Expiration Date, (ii) the guaranteed delivery procedure described below must be followed, or (iii) such Common Shares must be transferred pursuant to the procedures for book-entry transfer described below (and a confirmation of such tender must be received by the Depositary, including a Book-Entry Confirmation and an Agent's Message (each as defined below) if the depositing Shareholder has not delivered or been deemed to have delivered a Letter of Transmittal). The term "Book-Entry Confirmation" means a confirmation of a book-entry transfer of a Shareholder's Common Shares into the Depositary's account at CDS or DTC (each as defined below), as applicable. The term "Agent's Message" means a message, transmitted by DTC to and received by the Depositary and forming part of a Book-Entry Confirmation, which states that DTC has received an express acknowledgement from the depositing participant, which acknowledgement states that such participant has received and agrees to be bound by the Letter of Transmittal and that the Company may enforce such Letter of Transmittal against the participant. If a Shareholder desires to deposit Common Shares in separate lots, such Shareholder must complete a separate Letter of Transmittal (and, if applicable, a Notice of Guaranteed Delivery) for each lot.

Signature Guarantees

        No signature guarantee is required on the Letter of Transmittal if (i) the Letter of Transmittal is signed by the registered holder of the Common Shares exactly as the name of the registered holder appears on the Common Share certificate deposited therewith, and payment and delivery are to be made directly to such registered holder, or (ii) Common Shares are deposited for the account of a Canadian Schedule I chartered bank, a commercial bank or trust company in the United States, a member of the Securities Transfer Agent Medallion Program ("STAMP"), a member of the Stock Exchanges Medallion Program ("SEMP") or a member of the New York Stock Exchange Medallion Signature Program ("MSP") (each such entity, an "Eligible Institution"). Members of these programs are usually members of a recognized stock exchange in Canada and/or the United States, members of the Investment Industry Regulatory Organization of Canada ("IIROC"), members of the Financial Industry Regulatory Authority ("FINRA") or banks and trust companies in the United States. In all other cases, all signatures on the Letter of Transmittal must be guaranteed by an Eligible Institution. See Instruction 1 in the Letter of Transmittal.

        If a certificate representing Common Shares is registered in the name of a person other than the signatory to a Letter of Transmittal, or if payment is to be made, or certificates representing Common Shares not purchased or deposited are to be issued, to a person other than the registered holder, the certificate must be endorsed or accompanied by an appropriate stock power, in either case, signed exactly as the name of the registered holder appears on the certificate with the signature on the certificate or stock power signature guaranteed by an Eligible Institution.

        A Shareholder who wishes to deposit Common Shares under the Offer and who holds Common Shares through an investment dealer, broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to deposit such Common Shares under the Offer. It is likely the nominee has established an earlier deadline for that Shareholder to act to instruct the nominee to accept the Offer on its behalf. Participants of CDS Clearing and Depository Services Inc. ("CDS") or Depository Trust Company ("DTC") should refer to the information issued by CDS or DTC to obtain instructions as to the method of depositing Shares under the terms of the Offer. CDS and DTC will be issuing instructions to their participants as to the method of depositing Shares under the terms of the Offer.

Book-Based Transfer Procedures

        Shareholders in Canada may also accept the Offer by following the procedures for book-based transfer, provided that a confirmation of the book-based transfer of such Common Shares through CDS online tendering system into the Depositary's account at CDS is received by the Depositary at its office in Toronto, Ontario prior to the Expiration Date. If an investment dealer, stock broker, bank, trust company or other nominee holds Common Shares for a Shareholder, it is likely the nominee has established an earlier deadline for that Shareholder to act to instruct the nominee to accept the Offer on its behalf. A Shareholder who desires to deposit Shares under the Offer should immediately contact the Shareholder's investment dealer, stock broker, bank, trust company or other nominee in order to take the necessary steps to be able to deposit such Shares under the Offer. The Depositary has established an account at CDS for the purpose of the Offer. Any financial institution that is a participant in CDS may cause CDS to make a book-based transfer of holders' Common Shares into the Depositary's account in accordance with CDS procedures for such transfer. Delivery of Common Shares through using the CDS book-based transfer system will constitute a valid tender under the Offer. Participants of CDS or DTC, as applicable, should refer to the informaton issued by CDS or DTC to obtain instructions as to the method of depositing Shares under the terms of the Offer. CDS and DTC will be issuing instructions to their participants as to the method of depositing Shares under the terms of the Offer.

        Shareholders, through their respective CDS participants, who utilize the CDSX online system to accept the Offer through a book-based transfer of their holdings into the Depositary's account with CDS are deemed to have completed the Letter of Transmittal and therefore such instructions received by the Depositary are considered as a valid tender in accordance with the terms of the Offer. Delivery of documents to CDS does not constitute delivery to the Depositary.

        The Depositary has established an account with respect to the Common Shares at DTC for purposes of the Offer. Any financial institution that is a participant in DTC may make book-entry delivery of the Common Shares by causing DTC to transfer such Common Shares into the Depositary's account in accordance with DTC's procedures for such transfer.

        Although delivery of the Common Shares may be effected under the Offer through book-entry transfer into the Depositary's account at DTC, the Letter of Transmittal (or a manually signed facsimile thereof) with any required signature guarantees, or (in the case of a book-entry transfer) an Agent's Message in lieu of the Letter of Transmittal and any other required documents, must, in any case, be transmitted to and received by the Depositary at one or more of its addresses set forth on the last page of this Offer to Purchase on or prior to the Expiration Date in connection with the tender of such Common Shares. Delivery of documents to DTC does not constitute delivery to the Depositary.

        Holders who are tendering by book-entry transfer to the Depositary's account at DTC may execute their tender through DTC's Automated Tender Offer Program ("ATOP") by transmitting their acceptance to DTC in accordance with DTC's ATOP procedures; DTC will then verify the acceptance, execute a book-entry delivery to the Depositary's account at DTC and send an Agent's Message to the Depositary. Delivery of the Agent's Message by DTC will satisfy the terms of the Offer in lieu of execution and delivery of a Letter of Transmittal by the participant identified in the Agent's Message. Accordingly, the Letter of Transmittal need not be completed by a Holder tendering through ATOP.

Method of Delivery

        The method of delivery of certificates representing Common Shares and all other required documents is at the option and risk of the depositing Shareholder. If certificates representing Common Shares are to be sent by mail or registered mail, ensuring the package is properly insured, it is recommended and it is suggested that the mailing be made sufficiently in advance of the Expiration Date to permit delivery to the Depositary on or prior to such date. Delivery of a Common Share certificate representing Common Shares will only be made upon actual receipt of such Common Share certificate representing Common Shares by the Depositary.

Guaranteed Delivery

        If a Shareholder wishes to deposit Common Shares pursuant to the Offer and cannot deliver certificates for such Common Shares or time will not permit all required documents to reach the Depositary by the Expiration Date, such Common Shares may nevertheless be deposited if all of the following conditions are met:

  (a)
  such deposit is made by or through an Eligible Institution;

  (b)
  a properly completed and duly executed Notice of Guaranteed Delivery substantially in the form provided by the Company through the Depositary is received by the Depositary, at its Toronto office listed in the Notice of Guaranteed Delivery, by the Expiration Date; and

  (c)
  the certificates for all deposited Common Shares in proper form for transfer, together with a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) or a Book-Entry Confirmation or Agent's Message in lieu thereof in the case of a book-entry transfer relating to such Common Shares, with signatures that are guaranteed, if so required, in accordance with the Letter of Transmittal, and any other documents required by the Letter of Transmittal, are received by the Toronto office of the Depositary, before 5:00 p.m. (Eastern Standard Time) on or before the second trading day on NASDAQ after the Expiration Date.

        The Notice of Guaranteed Delivery may be hand delivered, couriered, mailed or transmitted by e-mail transmission to the Toronto office of the Depositary listed in the Notice of Guaranteed Delivery, and must include a guarantee by an Eligible Institution in the form set forth in the Notice of Guaranteed Delivery.

        Notwithstanding any other provision hereof, payment for Common Shares deposited and accepted for payment pursuant to the Offer will be made only after timely receipt by the Depositary of certificates for such Common Shares, or timely confirmation of the book-entry transfer of such Common Shares, a properly completed and duly executed Letter of Transmittal (or a manually executed photocopy thereof) or a Book-Entry Confirmation or Agent's Message in lieu thereof relating to such Common Shares with signatures that are guaranteed, if so required, and any other documents required by the Letter of Transmittal.

        The tender information specified in a Notice of Guaranteed Delivery by a person completing such Notice of Guaranteed Delivery will, in all circumstances, take precedence over the tender information that is specified in the related Letter of Transmittal that is subsequently deposited.

Determination of Validity, Rejection and Notice of Defect

        All questions as to the number of Common Shares to be taken up, the price to be paid therefor, the form of documents and the validity, eligibility (including time of receipt) and acceptance for payment of any deposit of Common Shares will be determined by the Company, in its sole discretion, which determination will be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law. Epsilon reserves the absolute right to reject any deposits of Common Shares determined by it in its sole discretion not to be in proper form nor completed in accordance with the instructions herein and in the Letter of Transmittal or the acceptance for payment of, or payment for, which may, in the opinion of the Company's counsel, be unlawful. Epsilon also reserves the absolute right to waive any of the conditions of the Offer or any defect or irregularity in any deposit of Common Shares and Epsilon's interpretation of the terms of the Offer (including these instructions and the related Letter of

Transmittal) will be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law. No individual deposit of Common Shares will be deemed to be properly made until all defects and irregularities have been cured or waived. Unless waived, any defects or irregularities in connection with deposits must be cured within such time as Epsilon shall determine. None of Epsilon, the Depositary or any other person is or will be obligated to give notice of defects or irregularities in deposits, nor shall any of them incur any liability for failure to give any such notice. The Company's interpretation of the terms and conditions of the Offer (including the Letter of Transmittal) will be final and binding, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law.

        Under no circumstances will interest accrue or be paid by the Company or the Depositary on the Purchase Price to any person depositing Common Shares regardless of any delay in making payment, including any delay in making payment to any person using the guaranteed delivery procedures, and the payment for Common Shares deposited pursuant to the guaranteed delivery procedures will be the same as that for Common Shares delivered to the Depositary on or prior to the Expiration Date, even if the Common Shares to be delivered pursuant to the guaranteed delivery procedures are not so delivered to the Depositary at such date and, therefore, payment by the Depositary on account of such Common Shares is not made until after the date the payment for the Common Shares accepted for payment pursuant to the Offer is to be made by the Company.

Compliance with "Short Tendering" Rule

        It is a violation of Rule 14e-4 under the Exchange Act for a person, directly or indirectly, to deposit securities in a partial tender offer for his, her or its own account unless the person so depositing such securities (i) has a "net long position" in the Common Shares being tendered or equivalent securities at least equal to the Common Shares tendered within the meaning of Rule 14e-4 under the Exchange Act and (ii) the tender of such Common Shares complies in all respects with Rule 14e-4. It is a violation of Rule 14e-4 for a person (acting alone or in concert with others), directly or indirectly, to tender Common Shares for that person's own account unless, at the time of tender and at the end of the proration period or period during which Common Shares are accepted by lot (including any extensions thereof), the person so tendering has a net long position equal to or greater than the amount of (A) Common Shares tendered, or (B) other securities immediately convertible into, or exchangeable or exercisable for, the amount of the Common Shares tendered, and upon acceptance of such person's tender, will acquire such Common Shares for tender by conversion, exchange or exercise of such other securities, and will deliver or cause to be delivered the Common Shares within the period specified in, and in accordance with the terms of, the Offer. Rule 14e-4 provides a similar restriction applicable to the tender or guarantee of a tender on behalf of another person. A tender of Common Shares to the Offer under any of the procedures described above will constitute a binding agreement between the depositing Shareholder and the Company with respect to the Offer upon the terms and conditions of the Offer, as well as the depositing Shareholder's representation and warranty that (a) such Shareholder has a net long position in the Common Shares being tendered to the Offer within the meaning of Rule 14e-4 under the Exchange Act and (b) the deposit of such Common Shares complies with Rule 14e-4.

Formation of Agreement

        The proper deposit of Common Shares pursuant to any one of the procedures described above will constitute a binding agreement between the depositing Shareholder and the Company, effective as of the Expiration Time on the Expiration Date, upon the terms and subject to the conditions of the Offer and Circular contained herein and in the Letter of Transmittal.

6.     Withdrawal Rights

        Except as otherwise provided in this Section 6 or otherwise required or permitted by applicable laws, all deposits of Common Shares pursuant to the Offer will be irrevocable. Common Shares deposited pursuant to the Offer may be withdrawn by or on behalf of the depositing Shareholder at any time (i) prior to the Expiration Date, (ii) if the Common Shares have not been taken up by the Company before actual receipt by the Depositary of a notice of withdrawal in respect of such Common Shares, (iii) if the Common Shares have been taken up but not paid for by the Company within three business days of being taken up, (iv) before the expiration of 10 days from the date that a notice of change or notice of variation (other than a variation that (A) consists solely of an increase in the consideration offered for the Common Shares under the Offer where the time for deposit is not extended for greater than 10 days, or (B) consists solely of the waiver of a condition of the Offer) has been given in accordance with the Offer to Purchase, or (v) if not yet accepted for payment by July 16, 2020, which is 40 business days after the commencement of the Offer.

        For a withdrawal to be effective, a written or a printed copy of a notice of withdrawal must be actually received in a timely manner by the Depositary at the place of deposit of the relevant Common Shares. Any such notice of withdrawal must be signed by or on behalf of the person(s) who signed the Letter of Transmittal or Notice of Guaranteed Delivery that accompanied the Common Shares being withdrawn and must specify the name of the person(s) who deposited the Common Shares to be withdrawn, the name of the registered Shareholder(s), if different from that of the person(s) who deposited such Common Shares, and the number of Common Shares to be withdrawn. If the certificates have been delivered or otherwise identified to the Depositary then, prior to the release of such certificates, the depositing Shareholder must submit the serial numbers shown on the particular certificates evidencing the Common Shares to be withdrawn and the signature on the notice of withdrawal must be guaranteed by an Eligible Institution, except in the case of Common Shares deposited by an Eligible Institution or if the notice of withdrawal is signed by the registered Shareholder(s) exactly as the name(s) of the registered Shareholder(s) appears on the certificate representing the Common Shares deposited with the Letter of Transmittal. A withdrawal of Common Shares deposited pursuant to the Offer can be accomplished only in accordance with the foregoing procedure. The withdrawal will take effect only upon actual receipt by the Depositary of the properly completed and executed written notice.

        A Shareholder who wishes to withdraw Common Shares under the Offer and who holds Common Shares through an investment dealer, broker, bank, trust company or other nominee should immediately contact such nominee in order to take the necessary steps to be able to withdraw such Common Shares under the Offer. Participants of CDS or DTC should contact CDS or DTC, respectively, with respect to the withdrawal of Common Shares under the Offer. A Shareholder's investment dealer, broker, bank, trust company or other nominee may set deadlines for the withdrawal of Common Shares deposited under the Offer that are earlier than those specified herein.

        All questions as to the form and validity (including time of receipt) of notices of withdrawal will be determined by the Company, in its sole discretion, which determination will be final and binding, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law. None of the Company, the Depositary or any other person will be obligated to give any notice of any defects or irregularities in any notice of withdrawal and none of them shall incur any liability for failure to give any such notice.

        Any Common Shares properly withdrawn will thereafter be deemed not deposited for purposes of the Offer. However, withdrawn Common Shares may be redeposited prior to the Expiration Date by again following the procedures described in Section 5 of this Offer to Purchase, "Procedure for Depositing Common Shares."

        If the Company extends the period of time during which the Offer is open, is delayed in its purchase of Common Shares, or is unable to purchase Common Shares pursuant to the Offer for any reason, then, without prejudice to the Company's rights under the Offer, the Depositary may, subject to applicable law, retain on behalf of the Company all deposited Common Shares, and such Common Shares may not be withdrawn except to the extent that depositing Shareholders are entitled to withdrawal rights as described in this Section 6.

7.     Conditional Tender of Common Shares

        In the event of an over-subscription of the Offer, Common Shares deposited prior to the Expiration Time will be subject to proration. See Section 3 of the Offer to Purchase "Number of Common Shares and Proration of Tender." As discussed in Section 16 of the Circular "United States Federal Income Tax Considerations," the number of Common Shares to be purchased from a particular Shareholder may affect the U.S. federal income tax treatment of the purchase to the Shareholder and the Shareholder's decision on whether to deposit Common Shares. The conditional tender alternative is made available for Shareholders seeking to take steps to have Common Shares sold pursuant to the Offer treated as a sale or exchange of such Common Shares by the Shareholder, rather than a distribution to the Shareholder, for U.S. federal income tax purposes. Accordingly, a Shareholder may deposit Common Shares subject to the condition that a specified minimum number of the Shareholder's Common Shares tendered pursuant to a Letter of Transmittal must be purchased if any Common Shares deposited are purchased. Any Shareholder desiring to make a conditional tender must so indicate in the box entitled "Conditional Tender" in the Letter of Transmittal, and, if applicable, in the Notice of Guaranteed Delivery. It is the tendering Shareholder's responsibility to calculate the minimum number of Common Shares that must be purchased from the Shareholder in order for the Shareholder to qualify for sale or exchange (rather than distribution) treatment for U.S. federal income tax purposes. Shareholders are urged to consult with their tax advisors. No assurances can be provided that a conditional tender will achieve the intended U.S. federal income tax result in all cases.

        Any Shareholder wishing to deposit their Common Shares under the Offer and make a conditional tender must calculate and appropriately indicate the minimum number of Common Shares that must be purchased if any are to be purchased. After the Offer expires, if more than 2,000,000 Common Shares (or such greater number as the Company may elect to purchase, subject to applicable law) are properly deposited and not properly withdrawn, so that the Company must prorate its acceptance of and payment for tendered Common Shares, the Company will calculate a preliminary proration percentage based upon all Common Shares properly deposited, conditionally or unconditionally. If the effect of this preliminary proration would be to reduce the number of Common Shares to be purchased from any Shareholder below the minimum number specified, the deposit will automatically be regarded as withdrawn (except as provided in the next paragraph). All Common Shares deposited by a Shareholder subject to a conditional tender and regarded as withdrawn as a result of proration will be returned at the Company's expense, promptly after the Expiration Date.

        After giving effect to these withdrawals, the Company will accept the remaining Common Shares properly deposited, conditionally or unconditionally, on a pro rata basis, if necessary. If conditional tenders would otherwise be regarded as withdrawn and would cause the total number of Common Shares to be purchased to fall below 2,000,000 (or such greater number of Common Shares as the Company may elect to purchase, subject to applicable law), then, to the extent feasible, the Company will select enough of the conditional tenders that would otherwise have been withdrawn to permit it to purchase 2,000,000 Common Shares (or such greater number of Common Shares as the Company may elect to purchase, subject to applicable law). In selecting among the conditional tenders, the Company will select by random lot, treating all deposits by a particular Shareholder as a single lot, and will limit its purchase in each case to the designated minimum number of Common Shares to be purchased. To be eligible for purchase by random lot, Shareholders whose Common Shares are conditionally tendered must have deposited all of their Common Shares.

        The Company expressly reserves the right to purchase additional Common Shares, up to 2% of its outstanding Common Shares (approximately 522,673, based on 26,133,668 Common Shares issued and outstanding as of May 15, 2020), without amending or extending the Offer, and could decide to purchase more Common Shares, subject to applicable legal requirements.

8.     Conditions of the Offer

        Notwithstanding any other provision of the Offer and subject to applicable law, including Rule 14e-1(c) of the Exchange Act, the Company shall not be required to accept for purchase, to purchase or to pay for any Common Shares deposited, and may withdraw, terminate, cancel or amend the Offer or extend the period of time during which the Offer is open if, at any time before the Expiration Date, any of the following events shall have occurred (or shall have been determined by the Company, in its reasonable judgment, to have occurred) which, in the Company's reasonable judgment, in any such case and regardless of the circumstances (excluding any action or inaction by the Company), makes it inadvisable to proceed with the Offer:

  (a)
  there shall have been threatened, taken or pending any action or proceeding by any government or governmental authority or regulatory or administrative agency in any jurisdiction, or by any other person in any jurisdiction, before any court or governmental authority or regulatory or administrative agency in any jurisdiction:

  (i)
  challenging or seeking to cease trade, make illegal, delay or otherwise directly or indirectly restrain or prohibit the making of the Offer, the acceptance for payment of some or all of the Common Shares by the Company or otherwise directly or indirectly relating in any manner to or affecting the Offer; or

  (ii)
  that otherwise, in the reasonable judgment of the Company, has or may have a material adverse effect on the Common Shares or the business, income, condition (financial or otherwise), properties, operations, results of operations or prospects of the Company and its subsidiaries taken as a whole or has impaired or may materially impair the contemplated benefits of the Offer to the Company;

  (b)
  there shall have been any action or proceeding threatened, pending or taken or approval withheld or any statute, rule, regulation, stay, decree, judgment or order or injunction proposed, sought, enacted, enforced, promulgated, amended, issued or deemed applicable to the Offer or the Company or any of its subsidiaries by any court, government or governmental authority or regulatory or administrative agency or any statute, rule or regulation shall become operative or applicable in any jurisdiction that would directly or indirectly result in any of the consequences referred to in clauses (i) or (ii) of paragraph (a) above or would prohibit, prevent, restrict or delay consummation of the Offer or would materially impair the contemplated benefits of the Offer to the Company or otherwise make it inadvisable, in the reasonable judgment of the Company, to proceed with the Offer;

  (c)
  there shall have occurred:

  (i)
  any general suspension of trading in, or limitation on prices for, securities on any securities exchange or in the over-the-counter market in Canada or the United States for a period in excess of three consecutive trading hours,

  (ii)
  the declaration of a banking moratorium or any suspension of payments in respect of banks in Canada or the United States (whether or not mandatory);

    (iii)
    a natural disaster or the commencement or material worsening of a war, armed hostilities, act of terrorism or other international or national calamity directly or indirectly involving Canada, the United States or any other country or region in which the Company or its subsidiaries maintain significant business activities;

    (iv)
    any limitation by any government or governmental authority or regulatory or administrative authority or agency or any other event that materially affects the extension of credit by banks or other lending institutions to the Company;

    (v)
    any change in the general political, market, economic or financial conditions that has or may have a material adverse effect on the Company's business, operations or prospects or the trading in, or value of, the Common Shares;

    (vi)
    any significant slowdown in economic growth, economic downturn, recession or other adverse economic development linked to the outbreak of a pandemic or contagious disease including but not limited to the recent COVID-19 viral outbreak, which diminishes general economic activity to a degree sufficient to materially reduce demand for natural gas and oil consumption or else materially disrupts the Company's ability to produce these resources;

    (vii)
    any decline in any of the S&P Composite Index, the Dow Jones Industrial Average or the S&P 500 Index by an amount greater than 15% since the close of business on May 15, 2020, as measured at any time prior to the Expiration Date;

    (viii)
    any decline in any of the S&P Composite Index, the Dow Jones Industrial Average or the S&P 500 Index by an amount greater than 15% since the close of business on May 15, 2020, as measured immediately prior to the Expiration Time;

    (ix)
    any decrease in the market price of the Common Shares in an amount greater than 10% since the close of business on May 15, 2020, as measured at any time prior to the Expiration Date;

    (x)
    any decrease in the market price of the Common Shares in an amount greater than 10% since the close of business on May 15, 2020, as measured immediately prior to the Expiration Time; or

    (xi)
    in the case of any of the foregoing existing at the time of the commencement of the Offer, a material acceleration or worsening thereof;

  (d)
  there shall have occurred any change or changes (or any development involving any prospective change or changes) in the business, assets, liabilities, properties, condition (financial or otherwise), operations, results of operations or prospects of the Company or its subsidiaries that, individually or in the aggregate, has, have or would reasonably be expected to have material adverse significance with respect to the Company and its subsidiaries taken as a whole;

  (e)
  any take-over bid or tender or exchange offer with respect to some or all of the securities of Epsilon, or any amalgamation, arrangement, merger, business combination or acquisition proposal, disposition of assets, or other similar transaction with or involving Epsilon or any of its affiliates, other than the Offer, or any solicitation of proxies, other than by management, to seek to control or influence the Board, shall have been proposed, announced or made by any individual or entity;

  (f)
  the Company shall have concluded, in its reasonable discretion, that the Offer or the take-up and payment for any or all of the Common Shares by the Company is illegal or not in compliance with applicable law, or that necessary exemptions or approvals under applicable securities legislation, including the exemption from the obligation to take-up and Common Shares in the event the Offer is extended in certain circumstances, are not available or not available on terms reasonably acceptable to the Company in respect of the Offer and, if required under any such legislation, the Company shall not have received the necessary exemptions from, or waivers, of the appropriate courts or securities regulatory authorities in respect of the Offer;

  (g)
  any change shall have occurred or been proposed to the Income Tax Act (Canada) (including the regulations thereto, the "Tax Act"), the application thereof pursuant to any judicial decision or to the publicly available administrative policies or assessing practices of the Canada Revenue Agency that, in the reasonable judgement of the Company, is detrimental to Epsilon, its subsidiaries or affiliates or a Shareholder, or with respect to making the Offer or taking up and paying for the Common Shares pursuant to the Offer;

  (h)
  legislation amending the Internal Revenue Code of 1986, as amended (the "Code"), has been passed by either the U.S. House of Representatives or the Senate or becomes pending before the U.S. House of Representatives or the Senate or any committee thereof, the effect of which would be to change the U.S. federal income tax consequences of the consummation of the Offer in any manner that would adversely affect Epsilon or any of its affiliates;

  (i)
  the Company shall have determined, in its reasonable discretion, that the consummation of the Offer and the purchase of the Common Shares may cause the Common Shares to be delisted from NASDAQ; or

  (j)
  the Company shall have determined, in its reasonable discretion, that the Company would be subject to Part VI.1 tax under the Tax Act in connection with the Offer.

        Any waiver of a condition, or the withdrawal of the Offer by the Company, shall be deemed to be effective on the date on which notice of such waiver or withdrawal by the Company is delivered or otherwise communicated to the Depositary. Epsilon, after giving notice to the Depositary of any waiver of a condition or the withdrawal of the Offer, shall forthwith thereafter make a public announcement of such waiver or withdrawal and provide or cause to be provided notice of such waiver or withdrawal to NASDAQ and the applicable Canadian securities regulatory authorities and will also file such notice as an amendment to its Tender Offer Statement on Schedule TO filed with the SEC with respect to the Offer. If the Offer is withdrawn, the Company shall not be obligated to take up, accept for purchase or pay for any Common Shares deposited under the Offer and the Depositary will, promptly, return all certificates for deposited Common Shares and any related documents to the parties by whom they were deposited.

        The foregoing conditions are for the sole benefit of the Company and may be asserted by the Company in its sole discretion, acting reasonably, or may be waived by the Company, in its sole discretion, in whole or in part at any time, at or prior to the Expiration Date (other than those involving the receipt of any requisite government approvals), provided that any condition waived in whole or in part will be waived with respect to all Common Shares tendered. Each of the foregoing conditions must be satisfied or waived at or prior to the Expiration Date. The failure by the Company at any time to exercise its rights under any of the foregoing conditions shall not be deemed a waiver of any such right, and the waiver of any such right with respect to particular facts and other circumstances shall not constitute a waiver with respect to any other facts and circumstances, and each such right shall be deemed an ongoing right which may be asserted at any time or from time to time. Any determination by the Company concerning the events described in this Section 8 will be final and binding on all parties, except as otherwise determined in a subsequent judicial proceeding in a court by competent jurisdiction or as required by law.

9.     Extension and Variation of the Offer

        Subject to applicable law, the Company expressly reserves the right, in its sole discretion, and regardless of whether or not any of the conditions specified in Section 8 of this Offer to Purchase shall have occurred, at any time or from time to time, to extend the period of time during which the Offer is open or to vary the terms and conditions of the Offer by giving written notice, or oral notice to be confirmed in writing, of extension or variation to the Depositary and by causing the Depositary to provide to all Shareholders, where required by law, promptly thereafter, a copy of the notice in the manner set forth in Section 14 of this Offer to Purchase, "Notice." Promptly after giving notice of an extension or variation to the Depositary, the Company will make a public announcement of the extension or variation and provide or cause to be provided notice of such extension or variation to NASDAQ and the applicable Canadian securities regulatory authorities and will also file such notice as an amendment to its Tender Offer Statement on Schedule TO with the SEC. Any notice of extension or variation will be deemed to have been given and be effective on the day on which it is delivered or otherwise communicated to the Depositary at its principal office in Toronto, Ontario. If the Company makes a material change in the terms of the Offer or the information concerning the Offer, or waives a condition of the Offer that results in a material change to the circumstances of the Offer, the Company will disseminate additional offer materials (including tender offer materials) and extend the Offer (including the time within which to withdraw deposits) to the extent required by applicable law.

        In accordance with the rules of the SEC, the Company may, and it expressly reserve the right to, purchase under the Offer an additional amount of Common Shares not to exceed 2% of its outstanding Common Shares (approximately 522,673 Common Shares, based on 26,133,668 Common Shares issued and outstanding as of May 15, 2020) without amending or extending the Offer.

        Where the terms of the Offer are varied (other than a variation consisting solely of the waiver of a condition of the Offer), the period during which Common Shares may be deposited pursuant to the Offer shall not expire before 10 days after the notice of variation has been given to Shareholders unless otherwise permitted by applicable law and subject to abridgment or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities. Where the terms of the Offer are varied for the sole purpose of waiving a condition of the Offer, the period during which Common Shares may be deposited pursuant to the Offer shall not expire before five business days after the notice of variation has been given to Shareholders unless otherwise permitted by applicable law and subject to abridgment or elimination of that period pursuant to such orders as may be granted by applicable securities regulatory authorities. Notwithstanding the foregoing, in the event that the Company either (a) reduces or increases the number of Common Shares subject to the Offer or (b) reduces or increases the Purchase Price for the Common Shares, the Company will extend the Offer as required by Rule 14e-1 under the Exchange Act. During any such extension or in the event of any variation, all Common Shares previously deposited and not taken up or withdrawn will remain subject to the Offer and may be accepted for purchase by the Company in accordance with the terms of the Offer, subject to Section 6 of this Offer to Purchase, "Withdrawal Rights." An extension of the Expiration Date or a variation of the Offer does not constitute a waiver by the Company of its rights in Section 8 of this Offer to Purchase, "Conditions of the Offer."

        There can be no assurance that the Company will exercise its right to extend the Expiration Date for the Offer. Any such extension, delay, termination or amendment will be followed promptly by a public announcement thereof. Without limiting the manner in which the Company may choose to make any public announcement, except as provided by applicable law, the Company shall have no obligation to publish, advertise or otherwise communicate any such public announcement other than by making a release through its usual news wire service, Globe Newswire, or as otherwise required by law.

        The Company also expressly reserves the right, in its sole discretion (i) to terminate the Offer and not take up and pay for any Common Shares not theretofore taken up and paid for upon the occurrence of any of the conditions specified in Section 8 of this Offer to Purchase, "Conditions of the Offer," and/or (ii) at any time or from time to time to amend the Offer in any respect, including, subject to applicable law, increasing the number of Common Shares it may purchase under the Offer.

        If the Company terminates the Offer without purchasing any Common Share deposited pursuant to the Offer, it will promptly return the Common Shares deposited pursuant to the Offer to the depositing Shareholders or the designees they properly specify in their Letters of Transmittal.

10.   Taking Up and Payment for Deposited Common Shares

        Upon the terms and provisions of the Offer (including proration and conditional tenders) and subject to and in accordance with applicable securities laws, the Company will take up and pay for Common Shares properly deposited under the Offer in accordance with the terms thereof promptly after the Expiration Date, but in any event within three business days after the Expiration Date, provided that the conditions of the Offer (as the same may be amended) have been satisfied or waived.

        For the purpose of the Offer, the Company will be deemed to have taken up and accepted for payment 2,000,000 validly tendered Common Shares if, as and when the Company gives written notice or other communication confirmed in writing to the Depositary to that effect.

        The Company reserves the right, in its sole discretion and subject to Rule 14e-1(c) and Rule 13e-4(f) under the Exchange Act (which require that an offeror pay the consideration offered or return securities deposited by or on behalf of Shareholders thereof promptly after the termination or withdrawal of a tender offer), to delay taking up or paying for any Common Shares or to terminate the Offer and not take up or pay for any Common Shares if any condition specified in Section 8 of this Offer to Purchase "Conditions of the Offer" is not satisfied or waived, by giving written notice thereof or other communication confirmed in writing to the Depositary and following the procedures described in Section 9 "Extension and Variation of the Offer" in this Offer to Purchase for communicating this decision. The Company also reserves the right, in its sole discretion and notwithstanding any other condition of the Offer, to delay taking up and paying for Common Shares in order to comply, in whole or in part, with any applicable law. The Company also expressly reserves the right, subject to applicable law, to terminate the Offer at any time.

        In the event of proration of Common Shares deposited pursuant to the Offer, the Company will determine the proration factor, subject to conditional tender provisions, and pay for those deposited Common Shares accepted for payment promptly after the Expiration Date and will announce the final results of any such proration.

        Payment for Common Shares accepted for purchase pursuant to the Offer will be made by depositing in cash the aggregate Purchase Price with the Depositary (by bank transfer or other means satisfactory to the Depositary), which will act as agent for the depositing Shareholders for the purpose of receiving payment from the Company, and transmitting such payment to depositing Shareholders or to CDS or DTC on behalf of the depositing Shareholders. Under no circumstances will interest accrue or be paid by the Company or the Depositary to persons depositing Common Shares by reason of any delay in paying for any Common Shares or otherwise.

        Depositing Shareholders will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Shareholders are cautioned to consult with their own investment dealers, brokers, bank, trust companies or other intermediaries to determine whether any fees or commissions are payable to such persons in connection with a deposit of Common Shares pursuant to the Offer. Epsilon will pay all fees and expenses of the Depositary in connection with the Offer.

        The Depositary will act as agent of persons who have properly deposited Common Shares in acceptance of the Offer and have not withdrawn them, for the purposes of receiving payment from the Company and transmitting payment to such persons. Receipt by the Depositary from Epsilon of payment for such Common Shares will be deemed to constitute receipt of payment by persons depositing Common Shares.

11.   Payment in the Event of Mail Service Interruption

        Notwithstanding the provisions of the Offer and Circular, the Letter of Transmittal and the Notice of Guaranteed Delivery, cheques in payment for Common Shares purchased under the Offer and certificates for any Common Shares to be returned will not be mailed if the Company determines that delivery by mail may be delayed. Persons entitled to cheques or certificates that are not mailed for this reason may take delivery at the office of the Depositary at which the deposited certificates for the Common Shares were delivered until the Company has determined that delivery by mail will no longer be delayed. The Company will provide notice, in accordance with Section 14 of this Offer to Purchase entitled "Notice," of any determination not to mail under this Section as soon as reasonably practicable after such determination is made.

12.   Return of Common Shares

        If any deposited Common Shares are not taken up and paid for by the Company under the Offer for any reason whatsoever, or if certificates are submitted by a Shareholder for more Common Shares than are deposited, certificates for Common Shares not deposited will be returned promptly at the Company's expense by either sending new certificates representing Common Shares not purchased or returning the deposited certificates (and other relevant documents). The certificates and other relevant documents will be forwarded by first class insured mail in the name of and to the address of the depositing Shareholder specified in the Letter of Transmittal or, if no such name or address is so specified, then in such name and to such address of such Shareholder as shown on the registers maintained by Computershare Trust Company of Canada promptly after the Expiration Date or withdrawal or termination of the Offer.

13.   Liens and Distributions

        Common Shares acquired pursuant to the Offer will be acquired by the Company free and clear of all liens, charges, encumbrances, security interests, claims, restrictions and equities whatsoever, together with all rights and benefits arising therefrom, provided that any distributions that may be made on or in respect of such Common Shares to Shareholders of record on or prior to the date upon which the Common Shares are taken up and paid for under the Offer will be for the account of such Shareholders. Each Shareholder of record on that date will be entitled to receive that distribution, whether or not such Shareholder deposits Common Shares pursuant to the Offer.

14.   Notice

        Without limiting any other lawful means of giving notice, any notice to be given by the Company or the Depositary under the Offer will be deemed to have been properly given if it is mailed by first-class mail, postage prepaid, to the registered holders of Common Shares at their respective addresses as shown on the subject Common Share registers maintained in respect of the Common Shares and will be deemed to have been received on the first business day following the date of mailing. These provisions apply despite (i) any accidental omission to give notice to any one or more Shareholder, or (ii) any interruption of mail service following mailing. In the event of an interruption of mail service following mailing, the Company will use reasonable efforts to disseminate the notice by other means, such as publication. If post offices in Canada or the United States are not open for deposit of mail, or there is reason to believe there is or could be a disruption in all or any part of the postal service, any notice which the Company or the Depositary may give or cause to be given under the Offer will be deemed to have been properly given and to have been received by Shareholders if it is issued by way of a news release and if it is published once in the National Post or The Globe and Mail and in a French language daily newspaper of general circulation in Quebec and in The Wall Street Journal.

15.   Treatment of Common Shares Not Deposited Under the Offer

        Common Shares not deposited and purchased pursuant to the Offer will remain outstanding.

        From time to time following the Expiration Date or other date of termination of the Offer, subject to applicable law and the rules of NASDAQ, including the limitation described below, the Company or its affiliates may acquire any Common Shares that are not deposited pursuant to the Offer through open market purchases, privately negotiated transactions, issuer bids, tender offers, exchange offers, redemptions or otherwise, upon such terms and at such prices as it may determine, which may be more or less than the price to be paid pursuant to the Offer and could be for cash or other consideration. There can be no assurance as to which, if any, of these alternatives or combinations thereof the Company or its affiliates will choose to pursue in the future.

        Rule 14e-5 under the Exchange Act prohibits Epsilon and its affiliates from purchasing any Common Shares, other than pursuant to the Offer, from the time the Offer is publicly announced until the Offer expires, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Common Shares other than pursuant to the Offer until the expiration of 10 business days after the applicable Expiration Date or other date of termination of the Offer. Subject to certain exceptions, Canadian provincial securities legislation prohibits the Company and its affiliates from acquiring any Common Shares, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or date of termination of the Offer. Subject to applicable law, Epsilon may in the future purchase additional Common Shares on the open market, in private transactions, through issuer bids or otherwise.

16.   Other Terms

        None of Epsilon, its directors, the Depositary, or any of their respective affiliates, makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing all or any portion of their Common Shares under the Offer. Shareholders must make their own decisions as to whether to deposit or refrain from depositing their Common Shares, and, if deposited, the amount of their Common Shares to deposit. Shareholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Common Shares to the Offer and, if so, what number of Common Shares to deposit. Shareholders should carefully consider the income tax consequences of accepting the Offer and depositing Common Shares to the Offer. See Section 15 of the Circular, "Canadian Federal Income Tax Considerations" and Section 16 of the Circular, "United States Federal Income Tax Considerations."

        No person has been authorized to make any recommendation on behalf of Epsilon as to whether Shareholders should deposit or refrain from depositing Common Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than as set forth in the Offer to Purchase, the Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery. If given or made, any such recommendation or any such information or representation must not be relied upon as having been authorized by Epsilon or its Board.

        The provisions of the accompanying Circular and related Letter of Transmittal and Notice of Guaranteed Delivery, including the instructions contained therein, as applicable, form part of the terms and conditions of the Offer.

        The Offer and all contracts resulting from the acceptance thereof shall be governed by and construed in accordance with the laws of the Province of Alberta and the laws of Canada applicable therein. Each party to any agreement resulting from the acceptance of the Offer unconditionally and irrevocably attorns to the exclusive jurisdiction of the courts of the Province of Alberta and all courts competent to hear appeals therefrom.

        Epsilon, in its sole discretion, shall be entitled to make a final and binding determination of all questions relating to the interpretation of the Offer, the validity of any acceptance of the Offer, compliance with the conditional tender provisions, the pro rata entitlement of each depositing

Shareholders, if applicable, and the validity of any withdrawals of Common Shares, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law. The Offer is not being made to (nor will deposits of Common Shares be accepted from or on behalf of) any person outside of the United States of America, Canada, or in any state within the United States of America in which the Company is prohibited from making such offer or solicitation by administrative or judicial action pursuant to a state statute after a good faith effort of the Company to comply with such statute. If the Company becomes aware of any valid law of any state prohibiting the making of the Offer or the acceptance of Common Shares (and from which it does not have an exemption), it will make a good faith effort to comply with that law or seek to have such law declared inapplicable to the Offer. If after a good faith effort, the Company cannot comply with the law of that state, it will not market the Offer to, nor will it accept Common Shares from or on behalf of, Shareholders from that state.

        The Company reserves the right to transfer to one or more persons affiliated or associated with it the right to purchase all or any portion of the Common Shares deposited pursuant to the Offer but any such transfer will not relieve the Company of its obligations under the Offer and in no way will prejudice the rights of depositing Shareholders to receive payment for Common Shares validly deposited and accepted for payment pursuant to the Offer.

        It is a term of the Offer that for the purposes of subsection 191(4) of the Income Tax Act (Canada), the "specified amount" in respect of each Common Share shall be an amount equal to the Purchase Price less US$0.05, as converted into Canadian dollars using the Bank of Canada daily average Canada-U.S. dollar exchange rate on the Expiration Date. The Company will publicly announce the specified amount when it announces the Purchase Price pursuant to the Offer.

        The accompanying Circular, together with this Offer to Purchase, constitutes the issuer bid circular required under Canadian provincial securities legislation applicable to Epsilon with respect to the Offer.

        The accompanying Circular contains additional information relating to the Offer.

EPSILON ENERGY LTD.
DATED this 19th day of May, 2020.	By:	/s/ MICHAEL RALEIGH
Michael Raleigh Chief Executive Officer

 ISSUER BID CIRCULAR

        This Circular is being furnished in connection with the offer by Epsilon to purchase for cash up to 2,000,000 of its issued and outstanding Common Shares at a Purchase Price of US$3.06 per Common Share.

        Terms defined in the Offer to Purchase and not otherwise defined herein have the same meaning in this Circular. The terms and conditions of the accompanying Offer to Purchase and the related Letter of Transmittal and Notice of Guaranteed Delivery are incorporated into and form part of this Circular. Reference is made to the Offer to Purchase for details of its terms and conditions.

1.     Epsilon Energy Ltd.

        Epsilon Energy Ltd. is a corporation established under the laws of the Province of Alberta, Canada. It was established on March 14, 2005 pursuant to the Business Corporations Act (Alberta). The Company is extra-provincially registered in Ontario pursuant to the Business Corporations Act (Ontario). The Company's registered office in Alberta, Canada is located at 14505 Bannister Road SE, Suite 300, Calgary, AB, Canada T2X 3J3. Its principal executive office is located at 16945 Northchase Drive, Suite 1610, Houston, Texas 77060, and its telephone number at that address is (281) 670-0002.

        Epsilon is a North American on-shore focused independent natural gas and oil company engaged in the acquisition, development, gathering and production of natural gas and oil reserves. Its primary areas of operation are Pennsylvania and Oklahoma. Its assets are concentrated in areas with known hydrocarbon resources, which are conducive to multi-well, repeatable drilling programs. On October 24, 2007, the Company became a publicly traded entity trading on the Toronto Stock Exchange ("TSX") in Canada. On February 14, 2019, Epsilon's registration statement on Form 10 was declared effective by the United States Securities and Exchange Commission, and on February 19, 2019, it began trading in the United States on NASDAQ under the trading symbol "EPSN". Effective as of the close of trading on March 15, 2019, Epsilon voluntarily delisted its Common Shares from the TSX. At December 31, 2019, Epsilon's total estimated net proved reserves were 124,161 million cubic feet (MMcf) of natural gas reserves and 116,053 barrels (Bbl) of oil and other liquids. Epsilon held leasehold rights to approximately 78,101 gross (13,100 net) acres. The Company has natural gas production in the Marcellus in Pennsylvania and oil, natural gas liquids and natural gas production in the Anadarko Basin in Oklahoma.

        Epsilon conducts operations in the United States through its wholly owned subsidiaries Epsilon Energy USA Inc., an Ohio corporation, Epsilon Midstream, LLC, a Pennsylvania limited liability company, Epsilon Operating, LLC, a Delaware limited liability company, Dewey Energy GP LLC, a Delaware limited liability company, and Dewey Energy Holdings LLC, a Delaware limited liability company.

        Substantially all of the production from Epsilon's Pennsylvania acreage (4,130 net) is dedicated to the Auburn Gas Gathering System,(the "Auburn GGS"), located in Susquehanna County, Pennsylvania for a 15 year term expiring in 2026 under an operating agreement whereby the Auburn GGS owners receive a fixed percentage rate of return on the total capital invested in the construction and maintenance of the system. Epsilon own a 35% interest in the Auburn GGS which is operated by a subsidiary of Williams Partners, LP. In 2019, Epsilon paid US$1.2 million to the Auburn GGS to gather and treat its 7.6 Bcf of natural gas production in Pennsylvania (US$1.1 million to the Auburn GGS to gather and treat its 7.3 Bcf in 2018).

2.     Authorized Capital

        The Company's authorized share capital consists of an unlimited number of Common Shares and an unlimited number of preferred shares issuable in series, of which 26,133,668 Common Shares and no preferred shares were issued and outstanding as of May 15, 2020.

        The Common Shares trade on NASDAQ under the symbol "EPSN". Effective as of the close of trading on March 15, 2019, Epsilon voluntarily delisted its Common Shares from the Toronto Stock Exchange ("TSX").

        The following table describes the high and low sales prices for the Common Shares on the TSX beginning with the first quarter in 2018 through the first quarter of 2019; beginning February 19, 2019, the Common Shares began trading on NASDAQ

Date	High Price (Cdn$)	Low Price (Cdn$)
First Quarter, 2018	5.96	4.60
Second Quarter, 2018	5.90	4.60
Third Quarter, 2018	5.76	4.66
Fourth Quarter, 2018	6.16	4.96
First Quarter, 2019	6.00	5.42

        To meet NASDAQ listing standards, the Shareholders of the Company on December 19, 2018 approved a consolidation (the "Consolidation") of the issued and outstanding common shares on the basis of one (1) new common share for up to every existing two (2) Common Shares issued and outstanding immediately prior to the Consolidation. The Common Shares commenced trading on a post-Consolidation basis on the TSX on December 24, 2018. All share amounts and per share data are presented in these statements on a post-Consolidation basis.

        The following table describes the high and low sales prices for the Common Shares beginning with the first quarter during which the Common Shares were listed on NASDAQ through May 14, 2020.

Date	High Price (US$)	Low Price (US$)
First Quarter, 2019 (Beginning February 19)	4.42	4.00
Second Quarter, 2019	4.60	3.75
Third Quarter, 2019	4.05	3.26
Fourth Quarter, 2019	3.85	3.07
First Quarter, 2020	3.40	2.49
Second Quarter, 2020 (through May 14)	2.86	2.77

Common Shares

        The holders of Common Shares are entitled, subject to the rights, privileges, restrictions and conditions attached to any preferred share, to (1) dividends if, as and when declared by the Board, (2) one vote per Common Share at meetings of the holders of Common Shares and, (3) subject to the rights, privileges, restrictions and conditions attached to any preferred share, upon liquidation, to share equally in the remaining property of the Company.

Preferred Shares

        The Company is also authorized to issue an unlimited number of preferred shares. The preferred shares may be issued in one or more series, and the Board are authorized to fix the number of shares in each series, and to determine the designation, rights, privileges, restrictions and conditions attached to the shares of each series. The preferred shares are entitled to a priority over the Common Shares with respect to the payment of dividends and the distribution of assets upon the liquidation of the Company.

3.     Purpose and Effect of the Offer

        Since May 20, 2019, the Company has utilized a normal course issuer bid ("NCIB") to repurchase its Common Shares, when doing so has been accretive to management's estimates of intrinsic value per share. During that period, the Company has also strengthened its financial position through strong operating performance. With sufficient free cash flow, the Company has used discretionary cash to fund repurchases of its Common Shares. During the twelve months preceding the date of the Offer, the Company has purchased for cancellation an aggregate of 1,353,410 Common Shares under the NCIB.

        Previous NCIBs utilized by the Company have been inefficient with respect to the repurchase of its Common Shares in the open market due to the restrictive rules imposed on such process. The Company believes that the proposed Offer is more efficient, provides a substantially better liquidity option, and provides a more effective means to return capital to its Shareholders. The Company believes that the recent trading level of its Common Shares reflects a price that is below management's estimates of intrinsic value per Common Share. Therefore, management has determined that an acceleration and expansion of Common Share repurchases beyond those permitted under the NCIB is in the best interests of the Company. The Company's board of directors, based on the recommendation of its independent special committee ("Special Committee), has authorized this Offer. Subject to the terms and conditions of the Offer, the Company may purchase up to 2,000,000 of the Common Shares of the Company at US$3.06 per Common Share. The Offer provides liquidity to those Shareholders that sell under the Offer while increasing the relative ownership of remaining Shareholders. The Company's board of directors, together with management, will continue to review various options for the allocation of capital including, but not limited to, repurchases of the Company's securities (as permitted by applicable laws). Since Epsilon expects to fund the Offer fully from cash from operations, the Company does not expect to use any borrowings from its existing facility.

        After giving effect to the Offer, Epsilon believes that it will continue to have sufficient financial resources and working capital to conduct its ongoing business and operations and the Offer is not expected to preclude the Company from pursuing its foreseeable business opportunities or the potential future growth of the Company's business. In addition, the Company currently has US$23 million of borrowing capacity available under its credit facility.

        The Board established the Special Committee to approve and set the terms for the Offer. Members of the Special Committee include those directors whom the Board has determined, after reasonable inquiry, to be independent members of the Board pursuant to the NASDAQ Listing Rules. The Special Committee took no position as to the fairness of the Offer or the value of the Common Shares.

        On April 1, 2020, Epsilon's Board held a meeting with members of management, where the concept of an issuer tender offer was introduced, and the Board authorized a special committee to structure the Offer.

        On April 13, 2020, the Special Committee appointed a chair and selected Sayer as the Valuator. Sayer was not engaged to render an opinion on the fairness of the Offer to Epsilon's Shareholders.

        On May 7, 2020, Sayer presented the Valuation to the Special Committee. A summary of its Valuation is set out in the Offer to Purchase under "Offer to Purchase—Valuation," and the complete Valuation is attached to this filing as Schedule A. The Valuation contains the Valuator's opinion that, based on the scope of its review and subject to the assumptions, restrictions and limitations provided therein, as of April 1, 2020, the fair market value per Common Share falls within the range of US$2.92 to US$3.64 per Common Share.

        On May 11, 2020, the Special Committee approved the terms and conditions of the Offer and recommended that the Board approve the Offer on those terms and conditions. On May 11, 2020, the Board met telephonically to discuss the Special Committee's recommendation. On May 14, 2020, after discussion and considering the factors set forth below, the Board determined to proceed with the Offer on the terms and conditions recommended by the Special Committee.

        The Board has determined not to make any recommendation to Epsilon's Shareholders as to whether or not to tender their Common Shares for the Offer.

        On May 14, 2020, Epsilon announced its intent to launch the Offer before the end of May. On May 19, 2020 Epsilon commenced the Offer.

Background to the Offer

        Epsilon is making the Offer because the Board believes that the purchase of Common Shares represents an efficient use of Epsilon's discretionary cash and is in the best interests of the Company. Common Shares taken up and paid for by the Company will be cancelled.

        In considering whether the Offer would be in the best interests of the Company, the directors gave careful consideration to a number of factors, including the Valuation, the report presented to it by the Special Committee, and the following factors, which the Special Committee also considered, among other factors:

  (a)
  that the current trading price range of the Common Shares is not considered to be fully reflective of the value of the Company's business and future prospects and that, consequently, the repurchase of Common Shares represents an attractive investment and an appropriate and desirable use of discretionary cash;

  (b)
  that the purchase of Common Shares is a prudent use of the Company's discretionary cash given its business profile and assets, its cash requirements and borrowing costs, and the current market price of the Common Shares;

  (c)
  that, after giving effect to the Offer, the Company will continue to have sufficient financial resources to conduct its ongoing business and operations and for other general corporate purposes of the Company, and the Offer is not expected to preclude Epsilon from pursuing other potential foreseeable business opportunities;

  (d)
  the Offer is an equitable and efficient means of distributing capital of up to US$6,120,000 in cash in the aggregate to Shareholders while providing Shareholders with an option to elect whether to participate in the distribution;

  (e)
  the anticipated positive impact that the purchase of Common Shares could have on the Company's cash flow calculated on a per share basis and its estimates of intrinsic value per share, as well as on the return on equity on the Common Shares;

  (f)
  the Purchase Price under the Offer represents a premium to the closing price of the Common Shares on NASDAQ of US$2.95 on May 15, 2020;

  (g)
  the option is available to all Shareholders and all Shareholders are free to accept or reject the Offer, and, if accepted, to determine what number of Common Shares to deposit under the Offer, subject to applicable legal constraints, compliance with the conditional tender provisions, and the pro rata entitlement of the depositing Shareholders as described in the Offer;

  (h)
  the Offer provides Shareholders with an opportunity to realize on all or a portion of their investment in the Common Shares, should they desire liquidity, in quantities which might not otherwise be available in the market without affecting the trading price unduly, and without incurring brokerage commissions or other transactions costs (subject to any fees or commissions that nonregistered Shareholders may be charged by the nominee holding their Common Shares on their behalf) which might otherwise be payable on a sale of their Common Shares;

  (i)
  the Offer is not conditional on any minimum number of Common Shares being deposited;

  (j)
  that Shareholders who do not deposit their Common Shares under the Offer will realize an increase in their equity ownership in the Company to the extent that Common Shares are purchased by the Company pursuant to the Offer; and

  (k)
  it is reasonable to conclude that, following the completion of the Offer in accordance with its terms, there will be a market for holders of Common Shares who do not tender to the Offer that is not materially less liquid than the market that existed at the time of the making of the Offer.

        The foregoing summary of information and factors is not intended to be exhaustive of the information and factors considered by the Board in determining to authorize and approve the Offer, but includes the material factors considered by the Board in reaching its decision. The members of the Board evaluated various factors, including those summarized above, in light of their own knowledge of the business, assets, financial condition, operations and prospects of Epsilon and based upon the advice of the Company's advisors. In view of the numerous factors considered, the Board did not find it practicable to, and did not quantify or otherwise attempt to assign relative weight to specific factors in reaching its decision. In addition, individual directors may have given different weight to different factors. The determination of the Board to make the Offer was made after careful consideration, evaluation and deliberation of all of the factors involved and various other information. However, actual experience of the Board's decision may differ significantly from its expectations. See "Forward-Looking Statements."

        The Board takes no position as to the fairness of the Offer and its adoption of the Offer should not be construed as a recommendation to any Shareholder as to whether or not that Shareholder should tender Common Shares. Epsilon's Board has determined that the decision of any of Epsilon's Shareholders regarding whether or not to deposit his, her or its Common Shares is a personal investment decision based on that Shareholder's particular circumstances and must be made according to that Shareholder's evaluation of his, her or its own best interests after consideration of all of the information in the Offer, including, without limitation, the information incorporated into the Offer by reference such as the Valuation attached as Schedule A. The Board encourages each Shareholder to consult with its own financial and tax advisors regarding the Offer.

        On May 11, 2020, the Board met telephonically to discuss the Special Committee's recommendation. On May 14, 2020, after discussion and considering the factors set forth above, the Board determined to proceed with the Offer on the terms and conditions recommended by the Special Committee. On May 14, 2020, the Company announced its intention to make the Offer before the end of May 2020. On May 19, 2020 Epsilon commenced the Offer.

        Subject to certain exceptions, Canadian provincial securities legislation prohibits the Company and its affiliates from acquiring any Common Shares, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or date of termination of the Offer and applicable U.S. securities laws prohibit the Company from acquiring any Common Shares until the expiration of 10 business days after the Expiration Date or date of termination of the Offer, other than pursuant to the Offer. Subject to applicable law, Epsilon may in the future purchase additional Common Shares on the open market, in private transactions, through issuer bids or otherwise. Any such purchases may be on the same terms or on terms that are more or less favorable to Shareholders than the terms of the Offer. Any possible future purchases by the Company will depend on many factors, including the market price of the Common Shares, the Company's business and financial position, the results of the Offer and general economic and market conditions.

        None of Epsilon, its directors, the Depositary, or any of their respective affiliates, makes any recommendation to any Shareholder as to whether to deposit or refrain from depositing all or any portion of their Common Shares under the Offer. Shareholders must make their own decisions as to whether to deposit or refrain from depositing their Common Shares, and, if deposited, the amount of their Common Shares to deposit. Shareholders are strongly urged to review and evaluate carefully all information in the Offer and Circular, to consult their own financial, tax and legal advisors, and to make their own decisions as to whether to deposit Common Shares to the Offer and, if so, what number of Common Shares to deposit. Shareholders should carefully consider the income tax consequences of accepting the Offer and depositing Common Shares to the Offer. See Section 15 of the Circular, "Canadian Federal Income Tax Considerations" and Section 16 of the Circular, "United States Federal Income Tax Considerations."

        No person has been authorized to make any recommendation on behalf of Epsilon as to whether Shareholders should deposit or refrain from depositing Common Shares pursuant to the Offer. No person has been authorized to give any information or to make any representations in connection with the Offer other than as set forth in the Offer to Purchase, this Circular and the related Letter of Transmittal and Notice of Guaranteed Delivery. If given or made, any such recommendation or any such information or representation must not be relied upon as having been authorized by Epsilon or its Board.

        Epsilon's CEO (Michael Raleigh) has worked without an employment agreement since July of 2013 and the Company believes that it is in the best interests of shareholders to establish a formal agreement with Michael Raleigh. The Company's compensation committee is expected to approve the terms of a new employment agreement with Epsilon's CEO in the near future. The material terms of such agreement will be disclosed as required on a Current Report on Form 8-K.

        Except as disclosed in this Circular, the Company does not currently have any plans, proposals or negotiations underway that relate to or would result in:

  •
  any extraordinary transaction, such as a merger, reorganization or liquidation, involving the Company or any of its subsidiaries;

  •
  any purchase, sale or transfer of an amount of the Company's subsidiaries' assets or its assets which is material to the Company and its subsidiaries, taken as a whole;

  •
  any material change in the Company's present dividend policy, its capitalization or its indebtedness;

  •
  plans for any change in the Company's present Board or management or any plans or proposals to change the number or term of the Board (although the Company may fill vacancies arising on the Board);

  •
  any other change in the structure or business of the Company;

  •
  the Company's equity securities ceasing to be listed on NASDAQ;

  •
  any class of the Company's equity securities becoming eligible for termination of registration under Section 12(g)(4) of the Exchange Act;

  •
  the suspension of the Company's obligation to file reports under the Exchange Act;

  •
  the acquisition or disposition by any person of the Company's securities other than acquisitions or dispositions made in the ordinary course of business; or

  •
  any change in the organizational documents of the Company, or other actions that could impede the acquisition of control of the Company.

4.     Valuation

Engagement of Valuator

        As discussed above in Section 3 of the Circular "Purpose and Effect of the Offer," Epsilon, through its Special Committee which selected, instructed, and received the Valuation, engaged the Valuator on April 13, 2020, to prepare the Valuation. The Valuation contains the Valuator's opinion that, based on the scope of its review and subject to the assumptions, restrictions and limitations provided therein, as of April 1, 2020, the fair market value per Common Share falls within the range of US$2.92 to US$3.64 per Common Share.

        A summary of the Valuation is set out in the Offer to Purchase under the "Offer to Purchase—Valuation." The full text of the Valuation, which sets forth, among other things, assumptions made, procedures followed, matters considered, qualifications and exceptions, and limitations of the review undertaken in rendering the opinion, is attached as Schedule A. Shareholders are urged to read the Valuation carefully and in its entirety.

        The Valuator's fee of approximately US$50,000 was paid by Epsilon. The fees and expenses of the Valuator are not contingent in whole or in part upon the outcome of the Offer, and the Valuator has no financial interest in Epsilon or in any other "interested party" (as such term is defined in MI 61-101) that may be affected by the Offer. Epsilon determined the compensation paid for the services provided by the Valuator.

Qualifications of Valuator

        The Valuator has been determined by the Special Committee to be qualified to produce the Valuation on the basis of its qualifications, as presented to the Special Committee and as set out in the Valuation. The Valuator has advised that they have participated in a significant number of transactions involving both public and private companies and have extensive experience in preparing valuations. On the basis of the foregoing, the Valuator has represented to the Special Committee that, for the purposes of the Valuation, the Valuator has appropriate qualifications within the meaning of MI 61-101.

Independence of Valuator

        The Valuator has been determined by the Special Committee to be independent on the basis that there has been no past relationship, and there is no present or anticipated relationship, other than the engagement of the Valuator by the Special Committee for purposes of preparing the Valuation, between the Valuator and Epsilon or any other "interested party" (as such term is defined in MI 61-101) that may be relevant to any perceived lack of independence of the Valuator.

        The Valuator has represented that it is of the view that it is independent of Epsilon and any other interested party and that neither the Valuator nor any of its "affiliated entities" (as such term is defined in MI 61-101): (i) is an associated or affiliated entity or issuer insider of Epsilon or any other interested party; (ii) is an advisor to Epsilon or any other interested party in respect of the Offer; or (iii) has a material financial interest in the completion of the Offer. There are no understandings or agreements between the Valuator and Epsilon or any other interested party with respect to future business dealings.

        Epsilon determined that the compensation paid to the Valuator did not in any way interfere with the Valuator's independence and is not dependent, in whole or in part, on the conclusions reached by the Valuator or the outcome of the Offer. Having reviewed all of the relevant circumstances, the Valuator has advised Epsilon that it is qualified for and independent in the preparation of the Valuation.

5.     Prior Valuations

        Pursuant to the provisions of MI 61-101, an issuer making an offer for its securities must, with certain limited exceptions, disclose every prior valuation in respect of the issuer that has been made in the 24 months before the date of such offer, the existence of which is known, after reasonable inquiry to the issuer or any director or senior officer of the issuer, whether or not prepared by an independent valuator, which would reasonably be expected to affect the decision of a securityholder to retain or dispose of the securities affected by the offer. To the knowledge of the directors and officers of Epsilon, after reasonable inquiry, no "prior valuations" (as such term is defined in MI 61-101) regarding the Company or its securities or material assets have been prepared within the 24 months preceding the date hereof, except for the Valuation described in Section 4 "Valuation" of this Circular.

6.     Shareholder Withdrawal Rights

        The withdrawal rights of Shareholders are described in Section 6 of the Offer to Purchase, "Withdrawal Rights," and are incorporated into and form part of this Circular.

7.     Acceptance for Payment and Payment for the Common Shares

        Upon the terms and subject to the conditions of the Offer, the Company will take up and pay for such Common Shares promptly after the Expiration Date, as described in Section 10 of the Offer to Purchase, "Taking Up and Payment for Deposited Common Shares."

Number of Common Shares

        For purposes of the Offer, the Company will be deemed to have accepted for payment, subject to proration and conditional tender provisions, Common Shares deposited and not withdrawn, if, as, and when the Company gives oral (to be confirmed in writing) or written notice to the Depositary of its acceptance of such Common Shares for payment pursuant to the Offer.

Payment

        The Purchase Price will be denominated in United States dollars and payments of amounts owing to holders of deposited Common Shares will be made in United States dollars; however, Shareholders may elect to receive the Purchase Price in Canadian dollars as described in the Offer to Purchase. The risk of any fluctuation in exchange rates, including risks relating to the particular date and time at which funds are converted, will be borne solely by the Shareholder.

        Payment for Common Shares accepted for purchase pursuant to the Offer will be made by depositing in cash the aggregate Purchase Price with the Depositary, which will act as agent for the depositing Shareholders for the purpose of receiving payment from the Company, and transmitting such payment to depositing Shareholders and to CDS and to DTC on behalf of the depositing Shareholders that hold Common Shares through brokers or other intermediaries.

        In the event of proration of Common Shares deposited pursuant to the Offer, the Company will determine the proration factor, subject to the conditional tender provisions, and pay for those deposited Common Shares accepted for payment promptly after the Expiration Date and will announce the final results of any such proration.

        Depositing Shareholders will not be obligated to pay brokerage fees or commissions to the Company or the Depositary. However, Shareholders are cautioned to consult with their own brokers or other intermediaries to determine whether any fees or commissions are payable to their brokers or other intermediaries in connection with a deposit of Common Shares pursuant to the Offer. Epsilon will pay all fees and expenses of the Depositary in connection with the Offer.

        Upon the terms and subject to the conditions of the Offer, the Company will accept for payment and purchase up to 2,000,000 of its Common Shares as are properly deposited at or prior to the Expiration Date, as defined in Section 1 of the Offer to Purchase, "The Offer" (and not withdrawn in accordance with Section 6 of the Offer to Purchase, "Withdrawal Rights").

        For a description of the Company's right to extend the period of time during which the Offer is open, and to delay, terminate or amend the Offer, see Section 9 of the Offer to Purchase, "Extension and Variation of the Offer."

        Upon the terms and subject to the conditions of the Offer, if more than 2,000,000 Common Shares, or such greater number of Common Shares as the Company may elect to purchase, subject to applicable law, have been properly tendered and not properly withdrawn prior to the Expiration Time, the Company will purchase properly tendered Common Shares on the basis as follows: (1) First, subject to the conditional tender provisions described in Section 7 of the Offer to Purchase "Conditional Tender of Common Shares," the Company will purchase all Common Shares properly tendered and not properly withdrawn on a pro rata basis with appropriate adjustments to avoid purchases of fractional shares (except for shares that were tendered conditionally for which any condition was not satisfied), as described herein; and (2) Second, if necessary to permit the Company to purchase 2,000,000 Common Shares (or such greater number of Common Shares as it may elect to purchase, subject to applicable law), Common Shares conditionally tendered (for which the condition was not initially satisfied) and not properly withdrawn, will, to the extent feasible, be selected for purchase by random lot. To be eligible for purchase by random lot, Shareholders whose Common Shares are conditionally tendered must have tendered all of their Common Shares.

        Epsilon's determination as to proration and conditional tenders will be final and binding on all parties, except as otherwise finally determined in a subsequent judicial proceeding in a court of competent jurisdiction or as required by law.

8.     Financial Statements

        Copies of the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2019, are available on the Company's profile on SEDAR at www.sedar.com and on EDGAR at www.sec.gov and may be obtained, without charge, upon request to the Company at 16945 Northchase Drive, Suite 1610, Houston, Texas 77060, Attention: Michael Raleigh. For the avoidance of doubt, the above-mentioned URLs given in respect of web-site addresses are inactive textual references only and it is not intended to incorporate the contents of any such web sites into the Circular nor should the contents of such web sites be deemed to be incorporated into the Circular.

9.     Price Range of Common Shares

Trading of Common Shares on Principal Markets

        The Common Shares are listed on NASDAQ under the symbol "EPSN". The following tables set forth the average high and low closing prices and total volume of Common Shares traded on NASDAQ for each of the last 6 months.

NASDAQ

Month	High Price (US$)	Low Price (US$)	Total Volume
October 2019	3.85	3.20	2,204,821
November 2019	3.60	3.24	5,206,458
December 2019	3.46	3.07	584,800
January 2020	3.40	2.88	317,383
February 2020	3.22	2.98	538,206
March 2020	3.10	2.49	327,320
April 2020	2.90	2.53	519,327
May 1-May 14, 2020	2.92	2.86	409,569

        On May 15, 2020, the closing price of the Common Shares on NASDAQ was US$2.95.

        On February 14, 2019, Epsilon's registration statement on Form 10 was declared effective by the United States Securities and Exchange Commission, and on February 19, 2019, Epsilon's Common Shares began trading in the United States on NASDAQ under the trading symbol "EPSN". Effective as of the close of trading on March 15, 2019, Epsilon voluntarily delisted its Common Shares from the TSX. The following table sets forth, for the quarterly periods indicated, the high and low closing prices for the Company's Common Shares as reported on NASDAQ.

	High Price (US$)	Low Price (US$)
Year 2019
First Quarter (beginning February 19, 2019)	4.42	4.00
Second Quarter	4.60	3.75
Third Quarter	4.05	3.26
Fourth Quarter	3.85	3.07
Year 2020
First Quarter	3.40	2.49
Second Quarter (through May 14)	2.86	2.77

        Rule 14e-5 under the Exchange Act prohibits Epsilon and its affiliates from purchasing any Common Shares, other than pursuant to the Offer, from the time the Offer is publicly announced until the Offer expires, except pursuant to certain limited exceptions provided in Rule 14e-5 under the Exchange Act. Pursuant to Rule 13e-4(f)(6) under the Exchange Act, neither the Company nor its affiliates may purchase any Common Shares other than pursuant to the Offer until the expiration of 10 business days after the Expiration Date or other date of termination of the Offer. Subject to certain exceptions, Canadian provincial securities legislation prohibits the Company and its affiliates from acquiring any Common Shares, other than pursuant to the Offer, until at least 20 business days after the Expiration Date or date of termination of the Offer. Subject to applicable law, Epsilon may in the future purchase additional Common Shares on the open market, in private transactions, through issuer bids or otherwise.

        Shareholders are urged to obtain current market quotations for the Common Shares.

10.   Previous Purchases and Sales of Securities

        During the twelve months preceding the date of the Offer, the Company has purchased for cancellation an aggregate of 1,353,410 Common Shares, through the facilities of NASDAQ and other applicable market places in Canada and the United States pursuant to NCIB.

        Details concerning each purchase of securities pursuant to such NCIB during the twelve months preceding the date of the Offer are set out in the following chart:

Date of Transaction	Number	Average Acquisition Price(s) per Security (US$)	Aggregate Gross Payment (US$)
Common Shares
May 2019	16,148	4.17	67,337.16
June 2019	221,041	4.12	910,688.92
July 2019	55,112	3.90	214,936.80
August 2019	56,432	3.66	206,541.12
September 2019	14,797	3.79	56,080.63
October 2019	42,307	3.38	142,997.66
November 2019	290,259	3.41	989,783.19
December 2019	0	0	0
January 2020	102,051	2.95	301,162.60
February 2020	261,519	3.11	813,482.78
March 2020	124,459	2.98	370,456.48
April 2020	156,585	2.48	388,672.36
May 2020 (through May 8)	12,700	2.91	37,004.00

        Commencing on May 20, 2019, the Company entered into a share repurchase program on NASDAQ conducted in accordance with Rule 10b-18 promulgated under the Exchange Act. The Company was authorized to repurchase up to 1,367,762 of its outstanding Common Shares, representing 5% of the outstanding Common Shares of Epsilon as of May 20, 2019. The program ended on May 19, 2020.

        Repurchases were made at management's discretion from time to time through the facilities of NASDAQ. The price paid for the Common Shares was, subject to applicable securities laws, the prevailing market price of such Common Shares on NASDAQ at the time of such purchase. The Company funded the purchase of these shares out of available cash and did not incur debt to fund the program.

        In accordance with applicable Canadian and U.S. securities laws, Epsilon has suspended purchases of its Common Shares pursuant to this shares repurchase program until after the Expiration Date or date of termination of the Offer.

        Excluding securities purchased or sold pursuant to the exercise of employee stock options, warrants and conversion rights, no other securities of Epsilon, except those described in the table above, have been purchased by Epsilon during the twelve months preceding the date of the Offer.

        Other than the share repurchase pursuant to the NCIB neither Epsilon, nor to the knowledge of the Company, after reasonable inquiry, any of its directors, executive officers, associates, subsidiaries or controlling persons, or any directors or executive officers of the Company's controlling persons or subsidiaries have effected any transactions involving Common Shares during the 60 days prior to May 19, 2020.

        Based on the Company's records and to the best of its knowledge, except as set forth below, no transactions in the Common Shares have been effected in the past 60 days by the Company, its executive officers, directors, affiliates or subsidiaries or by the executive officers or directors of its subsidiaries:

Date of Transaction	Identity of Person	Price Per Security (US$)	Number of Securities	Nature of Transaction
3/9/2020	Company	3.02	1,000	NCIB
3/10/2020	Company	2.84	792	NCIB
3/11/2020	Company	2.81	500	NCIB
3/12/2020	Company	2.66	300	NCIB
3/13/2020	Company	2.77	1,100	NCIB
3/16/2020	Company	2.82	1,000	NCIB
3/18/2020	Company	2.59	1,000	NCIB
3/19/2020	Company	2.51	900	NCIB
3/20/2020	Company	2.50	800	NCIB
3/23/2020	Company	2.50	167	NCIB
3/24/2020	Company	2.57	3,100	NCIB
3/25/2020	Company	2.54	2,800	NCIB
3/26/2020	Company	2.57	1,500	NCIB
3/27/2020	Company	2.63	2,500	NCIB
3/30/2020	Company	2.70	2,300	NCIB
3/31/2020	Company	2.60	300	NCIB
4/1/2020	Company	2.57	2,000	NCIB
4/2/2020	Company	2.40	122,454	NCIB
4/3/2020	Company	2.64	2,000	NCIB
4/6/2020	Company	2.65	2,500	NCIB
4/7/2020	Company	2.55	2,500	NCIB
4/8/2020	Company	2.64	2,000	NCIB
4/9/2020	Company	2.71	1,800	NCIB
4/13/2020	Company	2.89	1,700	NCIB
4/15/2020	Company	2.89	810	NCIB
4/17/2020	Company	2.81	1,621	NCIB
4/20/2020	Company	2.90	2,000	NCIB
4/21/2020	Company	2.87	1,500	NCIB
4/22/2020	Company	2.86	2,400	NCIB
4/23/2020	Company	2.89	1,400	NCIB
4/24/2020	Company	2.86	2,600	NCIB
4/27/2020	Company	2.87	2,000	NCIB
4/28/2020	Company	2.82	2,000	NCIB
4/29/2020	Company	2.89	1,700	NCIB
4/30/2020	Company	2.92	1,600	NCIB
5/1/2020	Company	2.90	2,700	NCIB
5/4/2020	Company	2.91	2,000	NCIB
5/5/2020	Company	2.95	2,000	NCIB
5/6/2020	Company	2.92	1,700	NCIB
5/7/2020	Company	2.90	2,300	NCIB
5/8/2020	Company	2.91	2,000	NCIB

11.   Previous Distribution of Common Shares

        Except as set forth below, the Company has not distributed Common Shares to the public during the five years preceding the date of the Offer.

Date	Securities	Price Per Security (US$)	Number of Securities	Aggregate Proceeds (US$)
April 21, 2017	Common Shares	1.98	9,167,617	18,151,881.7

12.   Dividend Policy

        Epsilon has not declared or paid any cash or stock dividends on the Common Shares since incorporation and does not anticipate declaring or paying any cash or stock dividends in the foreseeable future. Any decision to pay dividends on the Common Shares will be made by the Board on the basis of the Company's earnings, financial requirements and other conditions existing at the relevant time.

13.   Interest of Directors and Officers and Transactions and Arrangements Concerning Common Shares

Ownership of the Securities of the Company

        The following table indicates, as at May 15, 2020, the number of securities beneficially owned, or over which control or direction was exercised, by each director and officer of the Company and, to the knowledge of the Company after reasonable enquiry, each associate and affiliate of the Company, each associate and affiliate of each director and officer of the Company, each insider of the Company (other than directors and officers) and each associate and affiliate of such insider. Unless otherwise indicated, the business address of each officer and director is 16945 Northchase Drive, Suite 1610, Houston, Texas 77060, and their telephone number is (281) 670-0002.

Name of Beneficial Owner	Number of Common Shares(1)	Percentage of Common Shares Owned
Mike Raleigh(2)	154,167	*
Lane Bond(3)	135,167	*
Henry Clanton(4)	35,833	*
John Lovoi(5)	3,016,415	11.54%
Matt Dougherty(6)	97,650	*
Ryan Roebuck(7)	75,025	*
Jacob Roorda(8)	88,400	*
Tracy Stephens(9)	12,400	*
Stephen Finlayson(10)	—	*
Advisory Research, Inc.(11)	3,168,133	12.12%
JVL Advisors, LLC(12)	2,998,415	11.47%
azValor Asset Management SGIIC SA(13)	3,527,817	13.50%

(1)
This table sets forth information with respect to beneficial ownership of common shares as of May 15, 2020.

(2)
Includes 50,000 shares issuable upon the exercise (at exercise price of US$5.50) of options exercisable within 60 days of May 15, 2020. Mr. Raleigh is the Company's chief executive officer and a member of the Board.

(3)
Includes 50,000 shares issuable upon the exercise (at exercise price of US$5.02-US$5.50) of options exercisable within 60 days of May 15, 2020. Mr. Bond is the Company's chief financial officer.

(4)
Includes 30,000 shares issuable upon the exercise (at exercise price of US$5.02) of options exercisable within 60 days of May 15, 2020. Mr. Clanton is the Company's chief operating officer.

(5)
Includes the shares held by JVL. Includes 10,000 shares issuable upon the exercise (at exercise price of US$5.50) of options held by Mr. Lovoi and exercisable within 60 days of May 15, 2020. Mr. Lovoi is the chairman of the Board.

(6)
Includes 97,650 shares held by Mr. Dougherty individually. Mr. Dougherty is a member of the Board.

(7)
Includes 10,000 shares issuable upon the exercise (at exercise price of US$5.50) of options exercisable within 60 days of May 15, 2020. Mr. Roebuck is a member of the Board.

(8)
Includes 25,000 shares held by Mr. Roorda's spouse, and 12.500 shares issuable upon the exercise (at exercise price of US$5.02) of options exercisable within 60 days of May 15, 2020. Mr. Roorda is a member of the Board.

(9)
Mr. Stephens is a member of the Board.

(10)
Mr. Finlayson is a member of the Board.

(11)
The address of Advisory Research, Inc., or ARI, is 180 North Stetson Avenue, Suite 5500, Chicago, Illinois 60601. Advisory Research, Inc. ("ARI") is the general partner of Advisory Research Energy Fund, L.P., the direct beneficial holder of the common shares, as reported on a Schedule 13G filed with the SEC on February 18, 2020.

(12)
The address of JVL Advisors, LLC, or JVL, is 10000 Memorial Drive, Houston, Texas 77024. John Lovoi, the chairman of Epsilon's Board, and the managing partner of JVL, exercises the voting and dispositive power with respect to the common shares held by JVL.

(13)
The address of azValor Asset Management SGIIC SA, or azValor, is Paseo de la Castellana 10, 3rd, Madrid, 28046, Spain. Alvaro Guzmàn de Làzaro, Chief Investment Officer at azValor, exercises the voting and dispositive power with respect to the common shares held by azValor.

        To the knowledge of the Company, as at May 15, 2020, no person other than the following beneficially owns, directly or indirectly, or exercises control or direction over, more than 10% of the issued and outstanding Common Shares: azValor Asset Management SGIIC SA, Advisory Research, Inc., JVL Advisors, LLC, and John Lovoi. No person or company is acting jointly or in concert with the Company in connection with the Offer.

Commitments to Deposit Common Shares

        Epsilon has no agreements, commitments or understandings to purchase Common Shares or other securities of the Company, other than pursuant to the Offer, the NCIB of the Company that expired on May 19, 2020, and as disclosed under Section 14 of this Circular "Material Changes in the Affairs of the Company." To the knowledge of the Company, after reasonable enquiry, no person named under Section 13 of this Circular, "Interest of Directors and Officers and Transactions and Arrangements Concerning Common Shares—Ownership of the Securities of the Company" has any agreement, commitment or understanding to purchase Common Shares or other securities of the Company. In the event that the circumstances or decisions of any such persons or companies change, they may decide to tender, or not to tender, Common Shares to the Offer or sell, subject to applicable laws, their Common Shares through the facilities of NASDAQ or otherwise during the period prior to the Expiration Date.

Intention to Deposit Common Shares

        To the knowledge of the Company, after reasonable enquiry, no person named under Section 13 of this Circular, "Interest of Directors and Officers and Transactions and Arrangements Concerning Common Shares—Ownership of the Securities of the Company" intends to deposit Common Shares under the Offer.

Benefits From the Offer

        To the knowledge of the Company, after reasonable enquiry, no person or company named under Section 13 of this Circular "Interest of Directors and Officers and Transactions and Arrangements Concerning Common Shares—Ownership of the Securities of the Company" will receive any direct or indirect benefit from accepting or refusing to accept the Offer, other than those benefits available to any Shareholders generally from accepting or refusing to accept the Offer.

Amended and Restated 2017 Stock Option Plan

        The Amended and Restated 2017 Stock Option Plan ("2017 Plan") was approved by the Board and shareholders in 2017 as a restatement of the Company's Amended and Restated 2010 Stock Option Plan. The 2017 Plan is administered by the Board, a committee of the Board or one or more officers delegated authority by the Board to administer the 2017 Plan. The Board has the authority in its discretion to interpret the 2017 Plan. The Board determines to whom options are granted, the numbers of shares subject to options and all other terms and conditions of the options. Options may be granted to a person who at such time is at least one of a director, officer or employee of the Company or one of its subsidiaries (or a corporation wholly-owned by such person or together with such person's spouse and/or children) or a Consultant. The maximum number Common Shares that may be issued under the 2017 Plan is 1,000,000. As of December 31, 2019, options for 245,000 Common Shares were outstanding under the 2017 Plan. If options granted under the 2017 Plan expire or terminate for any reason without having been exercised, the Common Shares subject to such options are again available for grant under the 2017 Plan. Options granted under the 2017 Plan are not transferable or assignable other than by will or other testamentary instrument or the laws of succession. The exercise price of options granted under the 2017 Plan may not be less than the closing price of the Common Shares on the NASDAQ on the last trading day preceding the day on which the option is granted.

Share Compensation Plan.

        The Share Compensation Plan was adopted by the Board on April 13, 2017 and approved by the shareholders on May 24, 2017. The Share Compensation Plan provides that up to a total of 1,000,000 common shares are authorized for issuance. As of December 31, 2019, a total of 346,499 common shares have been issued and are unvested under the Share Compensation Plan. Under the Share Compensation Plan, the Board designates participants from among its directors, officers, key employees and consultants and, on the day or days of each fiscal year determined by the Board, awards to each participant Common Shares in an amount up to 100% of the participant's compensation for service during the current year divided by the market price of the Common Shares on the NASDAQ at the date of issuance. Upon any participant ceasing to be our director, officer, employee or consultant for any reason, such participant's right to be issued common shares pursuant to the Share Compensation Plan terminates immediately.

Employment Agreements

        The named executive officers, excluding Michael Raleigh, have executed employment contracts with the Company. Mr. Henry Clanton's employment contract calls for a base pay of $250,000 per year. Mr. B. Lane Bond's employment contract calls for a base pay of $200,000 per year and contains provisions for severance payments equal to six months of current annual salary in the event that a change of control occurred.

Arrangements or Understandings with Securityholders

        There are no arrangements, commitments, or understandings, formal or informal, made or proposed to be made between Epsilon and a Shareholder relating to the Offer.

14.   Material Changes in the Affairs of the Company

        Except as described or referred to in the Offer, the directors and officers of the Company are not aware of any plans or proposals for material changes in the affairs of the Company not previously generally disclosed and known to the Company which would reasonably be expected to affect the decision of Shareholders to accept or reject the Offer. From time to time, the Company explores potential strategic opportunities and transactions. These opportunities and transactions may include the acquisition or disposition of material assets and other similar opportunities or transactions. Such opportunities or transactions may have a significant effect on the price or value of the Company's securities.

15.   Canadian Federal Income Tax Considerations

        The Company has been advised by DLA Piper (Canada) LLP that the following summary describes certain of the principal Canadian federal income tax considerations pursuant to the Income Tax Act (Canada) (the "Tax Act") generally applicable, as at the date hereof, to a disposition of Common Shares pursuant to the Offer.

        This summary is based on the current provisions of the Tax Act, the regulations thereunder, all specific proposals to amend the Tax Act and the regulations thereunder publicly announced by the Minister of Finance (Canada) prior to the date hereof (the "Proposed Amendments") and counsel's understanding of the current administrative policies and assessing practices of the Canada Revenue Agency published in writing prior to the date hereof. This summary assumes that the Proposed Amendments will be enacted in the form currently proposed. No assurances can be given that the

        Proposed Amendments will be enacted as currently proposed, or at all. This summary does not otherwise take into account or anticipate any changes in law or administrative policies or assessing practices, whether by judicial, governmental, regulatory, administrative or legislative decision or action, nor does it take into account provincial, territorial or foreign tax considerations, which may differ significantly from those discussed herein. This summary is not exhaustive of all Canadian federal income tax considerations.

        This summary is not applicable to a Shareholder: (i) that is a "financial institution" for purposes of the "mark-to-market" rules, (ii) that is a "specified financial institution," (iii) an interest in which is a "tax shelter investment," (iv) that reports its "Canadian tax results" in a currency other than Canadian dollars, or (v) that has entered into, with respect to the Common Shares, a "derivative forward agreement" or a "dividend rental arrangement," as each of those terms is defined in the Tax Act. This summary is also not applicable to a Shareholder that acquired Common Shares pursuant to the exercise of an employee stock option or otherwise in connection with employment and who disposes of such Common Shares pursuant to the Offer. Such Shareholders should consult their own tax advisors regarding their particular circumstances.

        This summary is of a general nature only and is not exhaustive of all possible Canadian federal income tax considerations. This summary is not, and should not be construed as, legal or tax advice to any particular Shareholder and no representations with respect to Canadian federal income tax consequences to any particular Shareholder are made. Accordingly, Shareholders are urged to consult their own tax advisors with respect to their particular circumstances.

        For purposes of the Tax Act, all amounts relating to the acquisition, holding or disposition of Common Shares must be expressed in Canadian dollars, including adjusted cost base and proceeds of disposition. Any amount denominated in another currency must be converted into Canadian dollars using exchange rates as determined in accordance with the Tax Act.

        This summary assumes that at all relevant times the Common Shares will be listed on a "designated stock exchange" as defined in the Tax Act (which currently includes the TSX and the NYSE).

Residents of Canada

        This portion of the summary is applicable to a Shareholder who, at all relevant times for the purposes of the Tax Act (i) is or is deemed to be a resident of Canada, (ii) deals at arm's length with Epsilon and is not affiliated with Epsilon, (iii) is not exempt from tax under Part I of the Tax Act, and (iv) holds its Common Shares as capital property (a "Resident Shareholder"). Generally, Common Shares will be considered to be capital property to a Resident Shareholder provided that the Resident Shareholder does not hold the Common Shares in the course of carrying on a business and has not acquired the Common Shares in one or more transactions considered to be an adventure or concern in the nature of trade. A Resident Shareholder whose Common Shares might not otherwise qualify as capital property may, in certain circumstances, make an irrevocable election under subsection 39(4) of the Tax Act to have the Common Shares and every other "Canadian security," as defined in the Tax Act, owned by such Resident Shareholder in the taxation year of the election and in all subsequent taxation years deemed to be capital property. Resident Shareholders are advised to consult their own tax advisors to determine if this election is appropriate in their particular circumstances.

        A Resident Shareholder who disposes of a Common Share to Epsilon pursuant to the Offer will not be deemed to have received a taxable dividend as a result of the disposition provided that the paid-up capital of such Common Share for purposes of the Tax Act at the time of the disposition exceeds the amount paid by Epsilon for such Common Share pursuant to the Offer. Counsel has been advised by Epsilon that the paid-up capital of each Common Share for purposes of the Tax Act currently exceeds the maximum amount payable for such Common Share pursuant to the Offer (based on the Canada-U.S. dollar exchange rate on the date hereof). Epsilon has also advised counsel that it expects that the paid-up capital of each Common Share for purposes of the Tax Act will exceed the maximum amount payable for such Common Share at the time the shares are disposed of pursuant to the Offer. Accordingly, this summary assumes that no dividend will be deemed to be received by a Resident Shareholder on the disposition of a Common Share to Epsilon pursuant to the Offer.

        The amount paid by Epsilon for a Common Share disposed of by a Resident Shareholder under the Offer will be treated as proceeds of disposition of the Common Share. The Resident Shareholder will realize a capital gain (or capital loss) on the disposition of the Common Share equal to the amount by which the Resident Shareholder's proceeds of disposition, net of any reasonable costs of disposition, exceed (or are less than) the adjusted cost base to the Resident Shareholder of the Common Share.

        Generally, a Resident Shareholder will be required to include in computing its income for a taxation year one-half of any capital gain (a "taxable capital gain") realized by it in that year. A Resident Shareholder must generally deduct one-half of the amount of any capital loss (an "allowable capital loss") realized in a taxation year from taxable capital gains realized by the Resident Shareholder in that year, and any excess may generally be applied to reduce net taxable capital gains realized by the Resident Shareholder in the three preceding taxation years or in any subsequent taxation year to the extent and under the circumstances specified in the Tax Act.

        The amount of a capital loss realized on the disposition of a Common Share by a Resident Shareholder that is a corporation may, to the extent and under the circumstances specified in the Tax Act, be reduced by the amount of dividends received or deemed to be received on the Common Shares. Similar rules may apply where a Resident Holder that is a corporation is a member of a partnership or beneficiary of a trust that owns such shares or that itself is a member of a partnership of a beneficiary of a trust that owns such shares. Resident Shareholders who may be affected by these rules are urged to consult with their own tax advisors in this regard.

        A Resident Shareholder who is an individual (other than a trust) and has realized a capital loss on the disposition of Common Shares pursuant to the Offer could have all or a portion of that loss denied under the "superficial loss" rules set out in the Tax Act. In general, these rules apply where such Resident Shareholder or a person affiliated with such Resident Shareholder for purposes of the Tax Act has acquired Common Shares in the period beginning 30 days before the disposition of Common Shares pursuant to the Offer and ending 30 days after the disposition of Common Shares pursuant to the Offer, and such acquired Common Shares are owned by such Resident Shareholder or by a person affiliated with such Resident Shareholder at the end of such period. Resident Shareholders who are individuals are urged to consult with their own tax advisors with respect to the application of the "superficial loss" rules having regard to their own circumstances.

        A Resident Shareholder that is a corporation or trust and has realized a capital loss on the disposition of Common Shares pursuant to the Offer could have all or a portion of that loss denied under the "stop-loss" rules set out in the Tax Act. In general, these rules apply where such Resident Shareholder or a person affiliated with such Resident Shareholder for purposes of the Tax Act has acquired Common Shares in the period beginning 30 days before the disposition of Common Shares pursuant to the Offer and ending 30 days after the disposition of Common Shares pursuant to the Offer, and such acquired Common Shares are owned by such Resident Shareholder or by a person affiliated with such Resident Shareholder at the end of such period. Resident Shareholders that are corporations or trusts are urged to consult with their own tax advisors with respect to the application of the "stop-loss" rules having regard to their own circumstances.

        A Resident Shareholder that is a "Canadian-controlled private corporation" (as defined in the Tax Act) throughout the year may be liable to pay an additional tax (refundable in certain circumstances) on its "aggregate investment income" for the year, which is defined to include an amount in respect of taxable capital gains.

        A Resident Shareholder who is an individual or a trust (other than certain specified trusts) who realizes a capital gain on the disposition of Common Shares pursuant to the Offer may be subject to alternative minimum tax under the Tax Act. Such Resident Shareholders should consult their own tax advisors with respect to the alternative minimum tax rules in the Tax Act

Non-Residents of Canada

        This portion of the summary is applicable to a Shareholder who, at all relevant times for purposes of the Tax Act: (i) is not resident or deemed to be resident in Canada, (ii) does not use or hold, and is not deemed to use or hold, its Common Shares in connection with carrying on a business in Canada, (iii) deals at arm's length with Epsilon and is not affiliated with Epsilon, and (iv) is not an insurer that carries on an insurance business in Canada and elsewhere (a "Non-Resident Shareholder").

        A Non-Resident Shareholder who disposes of a Common Share to Epsilon pursuant to the Offer will not be deemed to have received a taxable dividend as a result of the disposition provided that the paid-up capital of such Common Share for purposes of the Tax Act at the time of the disposition exceeds the amount paid by Epsilon for such Common Share pursuant to the Offer. Counsel has been advised by Epsilon that the paid-up capital of each Common Share for purposes of the Tax Act currently exceeds the maximum amount payable for such Common Share pursuant to the Offer (based on the Canada-U.S. dollar exchange rate on the date hereof). Epsilon has also advised counsel that it expects that the paid-up capital of each Common Share for purposes of the Tax Act will exceed the maximum amount payable for such Common Share at the time the shares are disposed of pursuant to the Offer. Accordingly, this summary assumes that no dividend will be deemed to be received by a Non-Resident Shareholder on the disposition of a Common Share to Epsilon pursuant to the Offer.

        A Non-Resident Shareholder generally will not be subject to tax under the Tax Act in respect of a capital gain realized on the disposition of a Common Share nor will capital losses arising therefrom be recognized under the Tax Act, unless the Common Share constitutes "taxable Canadian property" to the Non-Resident Shareholder thereof for purposes of the Tax Act, and the gain is not exempt from tax pursuant to the terms of an applicable tax treaty.

        Provided the Common Shares are listed on a "designated stock exchange," as defined in the Tax Act (which includes the NASDAQ), at the time of disposition, the Common Shares generally will not constitute taxable Canadian property of a Non-Resident Shareholder at that time, unless at any time during the 60-month period immediately preceding the disposition the following two conditions are met: (i) 25% or more of the issued shares of any class or series of the share capital of the Company were owned by, or belonged to, one or any combination of (x) the Non-Resident Shareholder, (y) persons with whom the Non-Resident Shareholder did not deal at arm's length (within the meaning of the Tax Act), and (z) partnerships in which the Non-Resident Shareholder or a person referred to in (y) holds a membership interest directly or indirectly through one or more partnerships, and (ii) more than 50% of the fair market value of the Common Shares, was derived directly or indirectly from one or any combination of: (A) real or immovable property situated in Canada, (B) Canadian resource property (as defined in the Tax Act), (C) timber resource property (as defined in the Tax Act), and (D) options in respect of, or interests in, or for civil law rights in, property described in any of (A) through (C) above, whether or not such property exists. Notwithstanding the foregoing, the Common Shares may otherwise be deemed to be taxable Canadian property to a Non-Resident Shareholder for purposes of the Tax Act in certain circumstances. Non-Resident Holders whose Common Shares are taxable Canadian property should consult their own tax advisors.

16.   United States Federal Income Tax Considerations

        The following discussion describes certain U.S. federal income tax consequences of the Offer to Shareholders whose securities are properly tendered and accepted for payment pursuant to the Offer. Those Shareholders who do not participate in the Offer will not incur any U.S. federal income tax liability as a result of the Offer.

        This discussion is based upon the provisions of the Code, existing final and temporary regulations promulgated thereunder (the "Treasury Regulations"), and current administrative rulings and court decisions, all of which are subject to change, possibly with retroactive effect. Changes in these authorities may cause the U.S. federal income tax consequences to vary substantially from those described below. This discussion does not address any other U.S. federal tax considerations (such as gift taxes, or the Medicare tax on net investment income) or any state, local or non-U.S. tax considerations.

        The Company has not requested and will not request a ruling from the IRS with respect to any of the U.S. federal income tax consequences described below. The IRS may disagree with and challenge any of the conclusions reached herein.

        This discussion applies only to U.S. Holders (as defined below) of Shares that own the Shares as "capital assets" within the meaning of Section 1221 of the Code (generally, property held for investment), and does not comment on all aspects of U.S. federal income taxation that may be important to certain Shareholders in light of their particular circumstances, such as Shareholders subject to special tax rules (e.g., banks and other financial institutions, brokers, dealers or traders in securities or commodities, insurance companies, regulated investment companies, real estate investment trusts, traders that elect to mark-to-market their securities, certain expatriates or former long-term residents of the United States, personal holding companies, "S" corporations, U.S. expatriates, tax-exempt organizations, tax-qualified retirement plans, persons that own 10% or more of the Company's stock (by vote or by value), persons who are subject to alternative minimum tax, persons who hold Common Shares as a position in a "straddle" or as part of a "hedging," "conversion," or "integrated" transaction, persons that have a functional currency other than the U.S. dollar, controlled foreign corporations, passive foreign investment companies, or persons who acquired Common Shares through the exercise of employee stock options or otherwise as compensation for services). If a partnership (including any entity treated as a partnership for U.S. federal income tax purposes) is a Shareholder, the tax treatment of a partner in the partnership generally will depend upon the status of the partner and the activities of the partnership. Partnerships or partners in a partnership holding Common Shares are urged to consult their own tax advisors regarding the tax consequences of participating in the Offer.

        THIS SUMMARY IS FOR GENERAL INFORMATION ONLY AND IS NOT INTENDED TO CONSTITUTE A COMPLETE DESCRIPTION OF ALL TAX CONSEQUENCES RELATING TO THE OFFER. SHAREHOLDERS ARE URGED TO CONSULT THEIR OWN TAX ADVISORS REGARDING THE TAX CONSEQUENCES TO THEM (INCLUDING THE APPLICATION AND EFFECT OF ANY STATE, LOCAL AND NON-U.S. INCOME AND OTHER TAX LAWS) OF THE OFFER.

        For purposes of this summary, a "U.S. Holder" is a beneficial owner of Common Shares that is a citizen or resident of the United States of America, a domestic corporation or that is otherwise subject to U.S. federal income tax on a net income basis in respect of the Common Shares.

Characterization of the Purchase—Distribution vs. Sale Treatment

        The purchase of Common Shares from a U.S. Holder pursuant to the Offer generally will be a taxable transaction for U.S. federal income tax purposes. As a consequence of any such purchase, a U.S. Holder will, depending on the U.S. Holder's particular circumstances, be treated either as having sold its Common Shares or as having received a distribution in respect of such Common Shares. The purchase will be treated as a sale or exchange if a U.S. Holder satisfies at least one of the three tests discussed below (the "Section 302 tests"). The purchase will be treated as a distribution if the U.S. Holder does not satisfy any of the Section 302 tests.

Section 302 Tests—Determination of Sale or Distribution Treatment

        The purchase of Common Shares pursuant to the Offer will be treated as a sale of the Common Shares, rather than as a distribution in respect of such Common Shares, by a U.S. Holder if any one of the following Section 302 tests is satisfied:

  •
  as a result of the purchase, there is a "complete termination" of the U.S. Holder's equity interest in the Company; 39

  •
  as a result of the purchase, there is a "substantially disproportionate" reduction in the U.S. Holder's equity interest in the Company; or

  •
  the receipt of cash by the U.S. Holder is "not essentially equivalent to a dividend."

        For purposes of determining whether any of the Section 302 tests are satisfied, a U.S. Holder must take into account not only the Common Shares actually owned by the U.S. Holder, but also Common Shares that are constructively owned within the meaning of Section 318 of the Code. Under Section 318 of the Code, a U.S. Holder may be treated as constructively owning Common Shares that are actually owned, and in some cases constructively owned, by certain related individuals and certain entities in which the U.S. Holder has an interest or that have an interest in the U.S. Holder, as well as any Common Shares the U.S. Holder has a right to acquire by exercise of an option or by the conversion or exchange of a security. U.S. Holders should consult their own tax advisors with respect to the operation of these constructive ownership rules.

        The purchase of a U.S. Holder's Common Shares pursuant to the Offer will result in a "complete termination" of a U.S. Holder's equity interest in the Company for purposes of the Section 302 tests if, immediately after the purchase, the U.S. Holder actually and constructively owns no stock of the Company. In applying the "complete termination" test, U.S. Holders may be eligible to waive the application of constructive ownership through the family attribution rules, provided that such U.S. Holders comply with the provisions of Section 302(c)(2) of the Code and applicable U.S. Treasury Regulations. U.S. Holders wishing to satisfy the "complete termination" test through satisfaction of the special conditions set forth in Section 302(c)(2) of the Code should consult their tax advisors concerning the mechanics and desirability of those conditions.

        The purchase of a U.S. Holder's Common Shares pursuant to the Offer will be "substantially disproportionate" as to a U.S. Holder for purposes of the Section 302 tests, if the ratio of the Common Shares owned (actually or constructively) by the U.S. Holder in relation to all Common Shares immediately after the purchase is less than 80% of the ratio of the Common Shares owned (actually or constructively) by the U.S. Holder in relation to all Common Shares immediately before the purchase.

        The purchase of a U.S. Holder's Common Shares pursuant to the Offer will be treated as "not essentially equivalent to a dividend" for purposes of the Section 302 tests if it results in a "meaningful reduction" in the U.S. Holder's proportionate interest in the Company, given the U.S. Holder's particular facts and circumstances. Whether a U.S. Holder of Common Shares meets this test will depend on the U.S. Holder's particular facts and circumstances, as well as the relative percentage of Common Shares tendered by such holder and each of the other holders of Common Shares. If the relative stock interest of a U.S. Holder in the Company is minimal and such U.S. Holder does not exercise any control over or participate in the management of the Company's corporate affairs, even a small reduction in the percentage interest owned by such U.S. Holder may constitute a "meaningful reduction." U.S. Holders who intend to qualify for sale treatment by demonstrating that the proceeds received from the Company are "not essentially equivalent to a dividend" should consult their tax advisors to determine the possibility of satisfying this test.

        The Company cannot predict whether any particular U.S. Holder will be subject to sale or distribution treatment.

        Each U.S. Holder should be aware that because proration may occur in the Offer, even if all of the Common Shares actually and constructively owned by a U.S. Holder are tendered to the Offer and the U.S. Holder does not actually or constructively own any other stock of the Company, fewer than all of such Common Shares may be purchased by the Company. Consequently, the Company cannot provide assurances that a sufficient number of any particular U.S. Holder's Common Shares will be purchased to ensure that the purchase will be treated as a sale, rather than as a distribution, for U.S. federal income tax purposes.

        If a U.S. Holder satisfies any of the Section 302 tests, its sale proceeds will be taxable in accordance with the section below titled "Treatment of a Sale of Common Shares."

        Section 302 and the related regulations and guidance are complex. U.S. Holders should consult their own tax advisors regarding the proper treatment of a disposition of Common Shares pursuant to the Offer in light of the U.S. Holder's particular circumstances.

Treatment of a Distribution in Respect of Common Shares

        If a U.S. Holder does not satisfy any of the Section 302 tests described above, the gross amount (including any amount withheld for Canadian taxes) received by the U.S. Holder pursuant to the Offer will be treated as a distribution to the U.S. Holder with respect to the U.S. Holder's Common Shares. A distribution to a U.S. Holder will be taxable to the U.S. Holder as a foreign source dividend to the extent the Company pays the distribution out of its current or accumulated earnings and profits.

        Distributions in excess of current and accumulated earnings and profits will be treated as a non-taxable return of capital to the extent of the U.S. Holder's basis in its Common Shares and thereafter as capital gain. U.S. Holders should consult their own tax advisors with respect to the appropriate U.S. federal income tax treatment of any distribution received from the Company.

        Subject to certain exceptions for short-term and hedged positions, the U.S. dollar amount of dividends received by an individual and certain other non-corporate U.S. Holders may be subject to reduced rates of taxation if the corporation paying the dividend is a "qualified foreign corporation" for U.S. federal income tax purposes. A non-U.S. corporation is treated as a qualified foreign corporation with respect to dividends received from that corporation on shares that are readily tradable on an established securities market in the United States. Treasury Department guidance indicates that stock such as the Common Shares, which are tradable on the NYSE, are considered readily tradable on an established securities market in the United States.

Treatment of a Sale of Common Shares

        A U.S. Holder that is treated as selling all or a portion of its Common Shares to the Company pursuant to the Offer will recognize U.S. source capital gain or loss in an amount equal to the difference between (x) the sum of the amount of cash received under the Offer and the amount of any Canadian withholding tax, if any, withheld in respect of such U.S. Holder and (y) the U.S. Holder's adjusted tax basis in such Common Shares that are sold pursuant to the Offer. The gain or loss recognized generally will be treated as long-term capital gain or loss if the U.S. Holder's holding period in the Common Shares is greater than one year as of the date of the Company's purchase pursuant to the Offer.

        Such gain or loss will generally be long term capital gain or loss if the U.S. Holder's holding period for the Common Shares sold exceeds one year at the time of the sale. Long-term capital gains of a non-corporate U.S. Holder are currently eligible for reduced rates of U.S. federal income taxation. A U.S. Holder's ability to deduct capital losses is subject to certain limitations.

Foreign Currency Exchange

        A U.S. Holder that receives its sale proceeds in U.S. dollars will not recognize any foreign currency gain or loss. A U.S. Holder that elects to receive its sale proceeds in Canadian dollars and converts the proceeds into U.S. dollars on the same day as it receives them will not recognize any foreign currency gain or loss. A U.S. Holder that elects to receive its sale proceeds in Canadian dollars and converts the proceeds into U.S. dollars at a later date may recognize foreign currency gain or loss which will be taxed as U.S. source ordinary income or loss.

Backup Withholding and Information Reporting

        The proceeds of a sale by a U.S. Holder of Common Shares pursuant to the Offer may be subject to information reporting to the IRS and to U.S. backup withholding. Backup withholding will not apply, however, to a U.S. Holder that furnishes a correct taxpayer identification number and makes other required certifications, or that is otherwise exempt from backup withholding and establishes such exempt status.

        Backup withholding is not an additional tax. Amounts withheld may be credited against a U.S. Holder's U.S. federal income tax liability, and a U.S. Holder generally may obtain a refund of any excess amounts withheld under the backup withholding rules by timely filing an appropriate claim for refund with the IRS and furnishing any required information.

        THIS DISCUSSION IS GENERAL IN NATURE AND DOES NOT DISCUSS ALL ASPECTS OF U.S. FEDERAL INCOME TAXATION THAT MAY BE RELEVANT TO A PARTICULAR SHAREHOLDER IN LIGHT OF THE SHAREHOLDER'S PARTICULAR CIRCUMSTANCES, OR TO CERTAIN TYPES OF SHAREHOLDERS SUBJECT TO SPECIAL TREATMENT UNDER U.S. FEDERAL INCOME TAX LAWS. YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR TO DETERMINE THE PARTICULAR TAX CONSEQUENCES TO YOU OF THE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF STATE, LOCAL AND FOREIGN TAX LAWS.

17.   Certain Legal Matters; Regulatory Approvals

        The Company is not aware of any license or regulatory permit that is material to its business that might be adversely affected by its acquisition of the Common Shares as contemplated pursuant to the Offer, nor, except as noted below, is the Company aware of any approval or other action by any government or governmental, administrative or regulatory authority, agency or body, domestic, foreign or supranational, that would be required for its acquisition or ownership of the Common Shares as contemplated by the Offer. Should any such approval or other action or notice filings be required, the Company presently contemplates that it will seek that approval or other action and make or cause to be made such notice filings. The Company cannot predict whether it will be required to delay the acceptance for payment of or payment for the Common Shares deposited in the Offer pending the outcome of any such approval or other action. There can be no assurance that any such approval or other action, if needed, would be obtained or would be obtained without substantial cost or conditions or that the failure to obtain the approval or other action might not result in adverse consequences to the Company's business and financial condition.

        The Company's obligations pursuant to the Offer to accept for payment and pay for the Common Shares are subject to the satisfaction of certain conditions described under the headings Section 8, "Conditions of the Offer," Section 9, "Extension and Variation of the Offer" and Section 10 of the Offer to Purchase, "Taking Up and Payment for Deposited Common Shares."

18.   Source of Funds

        The total amount of funds the Company needs to repurchase all of the Common Shares pursuant to the Offer and to pay fees and expenses is estimated to be approximately US$6.3 million. The Company will fund any purchases of Common Shares pursuant to the Offer from available cash on hand.

19.   Depositary

        Epsilon has appointed Computershare Trust Company of Canada to act as a depositary for, among other things, (i) the receipt of certificates representing Common Shares and related Letters of Transmittal deposited under the Offer, (ii) the receipt from the Company of cash to be paid in consideration of the Common Shares acquired by the Company under the Offer, as agent for the depositing Shareholders, and (iii) the transmittal of such cash to the depositing Shareholders, as agent for the depositing Shareholders. The Depositary may, but shall be under no obligation to, contact Shareholders by mail, telephone or facsimile and may request investment dealer, broker, bank, trust company or other nominees of Shareholders to forward materials relating to the Offer to beneficial owners of Common Shares. The Depositary is not an affiliate of the Company and the Depositary also acts as the Company's transfer agent and registrar.

20.   Fees and Expenses

        Epsilon has retained Computershare Trust Company of Canada to act as the depositary in connection with the Offer. The Depositary will receive reasonable and customary compensation for its services, will be reimbursed for certain reasonable out-of-pocket expenses and will be indemnified against certain liabilities and expenses in connection with the Offer. The Company will not pay any fees or commissions to any broker or dealer or any other person for soliciting deposits of Common Shares pursuant to the Offer. Brokers, dealers, commercial banks and trust companies will, upon request, be reimbursed by the Company for reasonable and necessary costs and expenses incurred by them in forwarding materials to their customers.

        Epsilon expects to incur expenses which it estimates at approximately US$150,000 in connection with the Offer, which includes the filing fees, advisory fees, valuation fees Depositary, legal, accounting, depositary and printing fees.

21.   Statutory Rights

        Securities legislation in the provinces and territories of Canada provides Shareholders with, in addition to any other rights they may have at law, one or more rights of rescission, price revision or to damages, if there is a misrepresentation in a circular or notice that is required to be delivered to those Shareholders. However, such rights must be exercised within prescribed time limits. Shareholders should refer to the applicable provisions of the securities legislation of their province or territory for particulars of those rights or consult with a lawyer.

22.   Directors' Approval

        The contents of the Offer and Circular, Letter of Transmittal, and Notice of Guarantee have been approved, and the sending, communicating or delivery of the these documents to the Shareholders of the Company has been authorized, by the Board.

23.   Additional Information

        The Company is subject to the information requirements of the Exchange Act, and in accordance therewith files reports and other information with the SEC. Access to these reports filed with or furnished to the SEC may be obtained free of charge through the Investor Center section of Epsilon's website at http://www.epsilonenergyltd.com / investor-center/sec-regulatory-filings as soon as is reasonably practical after Epsilon electronically files or furnishes these reports. In addition, Epsilon's filings with the SEC may be accessed through the SEC's website at www.sec.gov and Epsilon's filings with the Canadian Securities Administrators (CSA) may be accessed through the CSA's System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Information contained on Epsilon's website or the SEC or CSA websites or that can be accessed through those websites is not incorporated by reference in this Circular and should not be considered to be a part of this Circular. Epsilon has included the website address and that of the SEC and CSA only as inactive textual references and do not intend them to be active links to such websites. All statements made in any of Epsilon's securities filings, including all forward-looking statements or information, are made as of the date of the document in which the statement is included, and Epsilon does not assume or undertake any obligation to update any of those statements or documents unless it is required to do so by applicable law. Epsilon is not a foreign private issuer, as defined in Rule 3b-4 under the Exchange Act.

        The Company has filed with the SEC a Tender Offer Statement on Schedule TO (the "Schedule TO"), pursuant to Section 13(e) of the Exchange Act and Rule 13e-4 promulgated thereunder, furnishing certain information with respect to the Offer. The Schedule TO, together with any exhibits or amendments thereto, may be examined and copies may be obtained at the same places and in the same manner as set forth above.

        Any questions or requests for assistance may be directed to the Depositary at its address and telephone number as set forth on the back cover of this Offer and Circular. Any requests for additional copies of this Offer and Circular, the related Letter of Transmittal and Notice of Guaranteed Delivery or other related documents may be directed to the Depositary. A Shareholder may also contact such Shareholder's investment dealer, broker, bank, lawyer, accountant or other professional advisor for assistance concerning the Offer.

 CERTIFICATE

May 19, 2020

        The foregoing contains no untrue statement of a material fact and does not omit to state a material fact that is required to be stated or that is necessary to make a statement not misleading in the light of the circumstances in which it was made.

/s/ MICHAEL RALEIGH Michael Raleigh Chief Executive Officer	/s/ BRUCE LANE BOND Bruce Lane Bond Chief Financial Officer
On behalf of the Directors:
/s/ JOHN LOVOI John Lovoi Director	/s/ JACOB ROORDA Jacob Roorda Director

CONSENT OF SAYER ENERGY ADVISORS

TO: The Board of Epsilon Energy Ltd. (the "Company")

        We refer to the formal valuation dated May 7, 2020, which we prepared for the Company in connection with its offer to the holders of Common Shares. We consent to the filing of the formal valuation with the securities regulatory authorities and the inclusion of our name and the references to our formal valuation dated May 7, 2020 in the section titled "Valuation" in the Circular dated May 19, 2020 of the Company and the inclusion of the text of our formal valuation in Schedule A thereof.

May 19, 2020

SAYER ENERGY ADVISORS

 CONSENT OF DLA PIPER (CANADA) LLP

TO: The Board of Epsilon Energy Ltd. (the "Company")

        We consent to the inclusion of our name and our opinion in the section titled "Canadian Federal Income Tax Considerations" in the Circular of the Company dated May 19, 2020 in connection with its offer to the holders of Common Shares.

May 19, 2020
(signed) "DLA Piper (Canada) LLP"

SCHEDULE A—VALUATION OF SAYER ENERGY ADVISORS

May 7, 2020

The Special Committee of the Board of Directors of
Epsilon Energy Ltd.
16945 Northchase Drive, Suite 1610
Houston, Texas
77060

Dear Sirs:

        Sayer Energy Advisors ("Sayer", "we", "us" and "our") understands that Epsilon Energy Ltd. ("Epsilon" or the "Company") intends to offer (collectively, the "Offer") to purchase from the holders (the "Shareholders") of common shares of the Company, (the "Common Shares"), a certain number of issued and outstanding Common Shares.

        The Offer and all deposits of Common Shares are on the terms and subject to the conditions set forth in the offer to purchase (the "Offer to Purchase"), the accompanying issuer bid circular (the "Circular" and, together with the Offer to Purchase, the "Offer and Circular") and the related letter of transmittal and notice of guaranteed delivery.

        The Offer is not conditional upon any minimum number of Common Shares being deposited under the Offer. However, the Offer is subject to certain conditions, and Epsilon expressly reserves the right to withdraw the Offer and not take up and pay for any Common Shares deposited under the Offer unless the conditions described in Section 8 of the Offer to Purchase, "Conditions of the Offer" are satisfied or waived.

        We understand that the Offer constitutes an "issuer bid" for Epsilon for the purposes of Multilateral Instrument 61-101—Protection of Minority Security Holders in Special Transactions ("MI 61-101") and, therefore, requires a formal valuation (the "Valuation") as to a value or range of values representing the fair market value of the Common Shares, considered together. The board of directors of Epsilon (the "Board") has appointed a special committee of independent directors (the "Epsilon Special Committee") to consider and evaluate the Offer and to provide a recommendation to the Board.

ENGAGEMENT OF SAYER

        The Epsilon Special Committee has requested that Sayer, acting independently and objectively, prepare and deliver to the Epsilon Special Committee the Valuation, as at April 1, 2020 (the "Valuation Date"), in accordance with the requirements of MI 61-101. The Epsilon Special Committee formally retained Sayer, by way of an engagement contract dated April 13, 2020 (the "Engagement Contract"), to provide the Valuation in accordance with MI 61101. In consideration for the preparation of the Valuation, Sayer will receive a fee of CDN$ 60,000 (the "Fee"), regardless of whether the Offer is successful. In addition, the Engagement Contract provides for the reimbursement of out-of-pocket expenses incurred by Sayer in respect to the services performed as part of the engagement. The Fee is not material to Sayer. Epsilon has agreed to indemnify Sayer from and against certain liabilities arising out of the performance of professional services rendered to the Epsilon Special Committee by Sayer and its personnel under the Engagement Contract.

QUALIFICATIONS OF SAYER

        Sayer is a specialized corporate advisory firm that provides capital market and advisory services for oil and natural gas companies, oilfield service companies, governments and financial institutions across Canada and for foreign entities. These services include corporate advisory services in the areas of mergers, acquisitions and divestitures, independent research, valuations and fairness opinions for clients. Sayer and its principals have prepared numerous fairness opinions and have participated in a significant number of transactions involving private and publicly traded oil and natural gas companies.

        Our opinion of value, as expressed in this Valuation is the opinion of Sayer. This Valuation has been prepared and reviewed by individuals experienced in merger and acquisition transactions in the oil and natural gas industry and in the preparation of valuation opinions. The individual responsible for the preparation of the Valuation was Tom Pavic, CFA who has a total of twenty-one years of experience in the oil and natural gas industry, and more than twenty-two years of experience in the financial services industry.

INDEPENDENCE OF SAYER

        Sayer is not an insider, associate or affiliate (as those terms are defined in the Securities Act (Alberta)) of Epsilon or any of its respective associates or affiliates (collectively, the "Interested Parties"). Sayer is not acting as an advisor to Epsilon, or any of its respective associates or affiliates, in connection with any matter, other than as financial advisor to the Epsilon Special Committee pursuant to the Engagement Contract as outlined above.

        Other than the Engagement Contract, there are no understandings, agreements or commitments between Sayer and the Interested Parties, with respect to any future business dealings. Sayer may, in the normal course of business, provide advisory services to the Interested Parties or their successors in the future.

        Sayer is independent of the Interested Parties, for the purposes of Section 6.1 of MI 61-101, as follows:

  1.
  Sayer and its affiliated entities are not "issuer insiders," "associated entities," nor "affiliated entities" of the Interested Parties, as each such term is defined in Ml 61-101, in respect of the Offer;

  2.
  Sayer and its affiliated entities are not acting as financial advisors to the Interested Parties in connection with the Offer;

  3.
  Sayer is not the external auditor for any of the Interested Parties;

  4.
  Sayer and its affiliated entities are not: (a) a manager or co-manager of a soliciting dealing group formed in connection with the Offer; or (b) a member of a soliciting dealer group formed in connection with the Offer, whereby, in its capacity as a soliciting dealer group, it would perform services beyond the customary soliciting dealer's function or receive more than the per security holder fees payable to other members of the group;

  5.
  Sayer's compensation under the Engagement Contract will not depend in whole or in part on the conclusions reached in the Valuation or the outcome of the Offer; and

  6.
  Sayer and its affiliated entities do not have any material financial interest relating to the success of the Offer.

DEFINITION OF FAIR MARKET VALUE

        In providing the Valuation, we were guided by the definition of "fair market value" in MI 61-101. Fair market value is defined as the monetary consideration that, in an open and unrestricted market, a prudent and informed buyer would pay to a prudent and informed seller, each acting at arm's length with the other and under no compulsion to act.

        In determining the fair market value of the Common Shares, and consistent with MI 61-101, we did not include a downward adjustment to reflect the liquidity of the Common Shares, the effect of the Offer on the Common Shares, or the fact that some Common Shares do not form part of a controlling interest. Consequently, the Valuation provides a conclusion on a per Common Share basis with respect to Epsilon's "en-bloc" fair market value, being the price at which all of the Common Shares could be sold to one or more buyers at the same time.

DESCRIPTION OF EPSILON

Epsilon

        Epsilon was incorporated under the laws of the Province of Alberta, Canada on March 14, 2005, pursuant to the Business Corporations Act (Alberta). The Company is extra-provincially registered in Ontario pursuant to the Business Corporations Act (Ontario). Epsilon is a North American on-shore focused independent natural gas and oil company engaged in the acquisition, development, gathering and production of natural gas and oil reserves. Epsilon's primary areas of operation are in the states of Pennsylvania and Oklahoma. Epsilon's assets are concentrated in areas with known hydrocarbon resources, which are conducive to multi-well, repeatable drilling programs. On October 24, 2007, the Company became a publicly traded entity trading on the Toronto Stock Exchange ("TSX"). On February 14, 2019, Epsilon's registration statement on Form 10 was declared effective by the United States Securities and Exchange Commission and on February 19, 2019, Epsilon began trading in the United States on the NASDAQ Global Market ("NASDAQ") under the trading symbol "EPSN". Effective as of the close of trading on March 15, 2019, Epsilon voluntarily delisted its common shares from the TSX. At December 31, 2019, Epsilon's total estimated net proved reserves were 124,161 million cubic feet of natural gas reserves and 116,053 barrels of oil and other liquids. Epsilon held leasehold rights to approximately 78,101 gross (13,100 net) acres. The Company has natural gas production in the Marcellus in Pennsylvania and oil, natural gas liquids and natural gas production in the Anadarko Basin in Oklahoma.

        Epsilon's operations are in the United States through its wholly owned subsidiaries Epsilon Energy USA Inc., an Ohio corporation, or Epsilon Energy USA; Epsilon Midstream, LLC, a Pennsylvania limited liability company, or Epsilon Midstream; Epsilon Operating, LLC, a Delaware limited liability company, Dewey Energy GP LLC, a Delaware limited liability company, and Dewey Energy Holdings LLC, a Delaware limited liability company. Substantially all of the production from Epsilon's Pennsylvania acreage (4,130 net) is dedicated to the Auburn Gas Gathering System ("Auburn GGS"), located in Susquehanna County, Pennsylvania for a 15 year term expiring in 2026 under an operating agreement whereby the Auburn GGS owners receive a fixed percentage rate of return on the total capital invested in the construction and maintenance of the system. Epsilon owns a 35% interest in the Auburn GGS which is operated by a subsidiary of Williams Partners, LP.

SCOPE OF REVIEW

        In preparing the Valuation, Sayer has, among other things, reviewed and where it considered appropriate, relied upon certain financial and operational information relating to Epsilon, certain reports and information prepared by independent consultants to Epsilon and other publicly available information. The following among other things, sets forth the principal documents and key information Sayer reviewed, considered and where appropriate, relied upon:

  A)
  As pertaining to Epsilon:

  i)
  drafts of the Offer and Circular up to and including the date hereof;

    ii)
    the audited financial statements of Epsilon on form 10-K for the years ended December 31, 2019 and December 31, 2018;

    iii)
    the draft unaudited financial statements of Epsilon on form 10-Q for the three months ended March 31, 2020;

    iv)
    the report of DeGolyer and MacNaughton ("D&M"), independent engineering consultants of Dallas, Texas, regarding Epsilon's oil, natural gas liquids and natural gas reserves and the estimated future cash flows from such reserves, effective as at December 31, 2019 (the "D&M Reserves Report");

    v)
    due diligence responses provided to us by Epsilon management;

    vi)
    representations contained in certificates addressed to us, dated as of the date hereof, from certain executives of Epsilon as to the completeness and accuracy of the information upon which our Valuation is based;

    vii)
    certain non-public information regarding Epsilon, its business and projects, including financial and operational projections of Epsilon as provided by Epsilon management;

    viii)
    other information relating to the operations of Epsilon including, but not limited to, lease operating statements, environmental information, production and facilities and all material corporate agreements;

    ix)
    information relating to the business, operations, financial performance of Epsilon and other selected public oil and natural gas exploration and production companies we considered relevant; and

    x)
    discussions with Epsilon management with regard to, among other things, the past and future operations of Epsilon, Epsilon's competitive position in the market, its prospects, the information referred to above and other issues deemed relevant.

  B)
  In addition to the information detailed above, Sayer has further reviewed, considered and relied upon, among other things, the following:

  i)
  publicly available information and certain confidential information possessed by Sayer with respect to recent transactions involving the sale of oil and natural gas companies and properties of a comparable nature and considered to be relevant by Sayer in the circumstances;

  ii)
  publicly available information with respect to comparable metrics for publicly traded oil and natural gas companies; and

  iii)
  other publicly available information and documents filed by, on or behalf of, Epsilon in compliance with or intended compliance with applicable securities laws.

        We also conducted such other analyses, investigations, research and testing of assumptions as were deemed by us to be appropriate or necessary in the circumstances. Epsilon granted us access to its management groups and consultants and, to our knowledge we were not denied any information we requested. In addition, no information of a material nature has been brought to our attention that has not been considered in the preparation of this Valuation.

ASSUMPTIONS AND LIMITATIONS

        We have assumed, as provided in the Engagement Contract, the completeness, accuracy and fair presentation of all the financial and other information, data, advice, opinions, or representations obtained by us and provided to us by Epsilon, its management, counsel, consultants and advisors. Sayer has assumed that the information provided to us by Epsilon was prepared using the assumptions identified therein and that such assumptions were reasonable at the time of preparation and continue to be reasonable in the circumstances. Except as expressly described herein, we have not attempted to verify independently the accuracy or completeness of any such information, data, advice, opinions or representations. Epsilon has represented to us, through certain executive officers, that no changes have occurred in the facts set out or referred to in any such information subsequent to the date thereof which would have a material effect on the Valuation and that there are no facts not disclosed to Sayer which would reasonably be expected to materially affect the Valuation. In preparing the Valuation, we have assumed that the disclosure in the Offer and Circular with respect to the Offer and the parties thereto is accurate and complete. Epsilon has represented to us that there have been no prior valuations prepared nor any bona fide offers of a material nature received for Epsilon in the past 24 months, nor any bona fide offers of a material nature received on any of Epsilon's assets in the previous 24 months.

        Should any of the above assumptions not be accurate or should any of the other information provided to us not be factual or correct, our opinion of value, as expressed in this Valuation, could be significantly different. In preparing the Valuation, we have assumed that all conditions necessary to implement the Offer will be satisfied and that the Offer will be implemented in the manner and within the time frame contemplated in the Circular. The Offer has been assumed to be legal under all applicable laws and we have assumed that all steps necessary to effect the Offer will be carried out as necessary. This Valuation was prepared in the context of securities markets and economic, financial and general business conditions as they exist on the date hereof and the prospects, financial and otherwise, of Epsilon as they were reflected in the information and documents reviewed by us and as they were represented to us in our discussions with the management of and advisors to Epsilon.

        This Valuation has been provided to the Epsilon Special Committee solely for the purpose of the Offer and may not be used by any other person or relied upon by any person other than the Board or for any other purpose without the express prior written consent of Sayer. We disclaim any undertaking or obligation to advise any person of any change in any fact or matter affecting the Valuation that may come or be brought to our attention after the date hereof. Without limiting the foregoing, in the event that there is any change in any fact or matter affecting the Valuation after the date hereof, we deserve the right to change, modify or withdraw the Valuation, however, we disclaim any obligation to advise any person of any such change that may come to our attention or to update the Valuation after the date hereof.

        This Valuation must be considered as a whole. The consideration of selected portions or individual facts set out in the Valuation outside of the context of the whole Valuation may result in misleading or inappropriate conclusions.

VALUATION METHODOLOGY

        Value for the purposes of this Valuation means fair market value or the highest price, expressed in terms of money or money's worth, obtainable in an open and unrestricted market between knowledgeable, informed and prudent parties acting at arm's length, neither party being under any compulsion to transact.

        The Valuation was prepared with an effective date of April 1, 2020, as this represents the most recent date for which financial information was available. Epsilon has represented to Sayer that there has been no material change in the business or financial condition of Epsilon from March 31, 2020 until the date of the Valuation except as disclosed to Sayer and described in this Valuation.

        In assessing the value of Epsilon, Sayer utilized such various methods of analysis of both a quantitative and qualitative nature as we considered appropriate in the circumstances, based on our experience as advisors in mergers and acquisitions in the oil and natural gas industry. From this analysis, Sayer developed a range of values for the Common Shares. The main considerations and assumptions used in our analysis are described briefly below.

        We approached the determination of the fair market value of Epsilon by considering the following generally accepted methods of valuation used to value oil and natural gas exploration and development entities, namely: net asset value ("NAV"); capitalization of cash flow method; and market value of the Common Shares.

        It is the opinion of Sayer, supported by normal practice in the oil and natural gas industry, that the NAV and capitalization of cash flow approach to valuing oil and natural gas companies represents a common and useful technique in determining the value of such businesses.

        We have reviewed the recent trading prices of the Common Shares on the NASDAQ. We believe that market prices provide an additional valuation measure besides NAV and the capitalization of cash flow method that incorporates elements not reflected in the other two measures, such as the systemic or structural risks inherent in the Company and the past history and track record of Epsilon, and that this measure also adds the important aspect of a "market view" of the Company separate from the theoretical judgements, and risks therefrom, incorporated in NAV and capitalization of cash flow method calculations.

        In order to confirm the values determined using our valuation methodologies we have reviewed recent transactions involving oil and natural gas production companies. The relatively limited data on comparable acquisitions results in direct comparisons being difficult and it is also important when reviewing such analyses to consider a variety of qualitative differences between transactions.

        The net book value approach is an alternate valuation methodology, but it is principally based upon historic costs and past estimates of useful life rather than an estimate of fair market value in the oil and natural gas producing industry. Sayer has reviewed the net book value of Epsilon, and determined it to be of minimal use in calculating the value of the Common Shares.

        Epsilon was valued on an en bloc basis. We then determined the range of per Common Share values by dividing the en bloc values by the number of Common Shares outstanding. We did not determine the value of any particular minority shareholding and consequently our opinion is expressed in the context of all the outstanding common shares of Epsilon.

        It should be noted that all values stated herein are in US$ unless otherwise noted.

NET ASSET VALUE APPROACH

        The NAV approach consists of estimating the value, which would be accorded to each of Epsilon's assets and liabilities by a potential buyer, which had access to the same information as Sayer. Oil and natural gas reserves were valued by using discounted cash flow analyses prepared on a after-tax basis by D&M and adjusted by Sayer to provide for future general and administrative costs payable by Epsilon as well as three months of cash flow received by Epsilon from January 1, 2020 to March 31, 2020. Sayer assessed the proven producing reserves of Epsilon by reviewing and relying on the estimates of reserves, production, operating expenses and capital expenditures prepared by D&M and set out in the D&M Reserves Report.

Price Forecast

        Sayer reviewed the commodity price forecasts used by D&M in the preparation of the D&M Reserves Report. After reviewing this January 1, 2020 price forecast and comparing it to other available price forecasts, we then ran the D&M Reserves Report using National Bank Financial Inc.'s Strip Price Forecast as at April 30, 2020 ("Strip Price Forecast"). The Strip Price Forecast is reflective of recent changes in oil and natural gas prices as of the date of this Valuation. In valuing the reserves of Epsilon, we have used the Strip Price Forecast. The table on the following page illustrates both the January 1, 2020 and April 30, 2020 price forecasts:

	Oil Price (WTI) (US$ per barrel)		Henry Hub (US$ per MMBtu)
	January 1, 2020	April 30, 2020	January 1, 2020	April 30, 2020
2020	61.00	24.39	2.42	2.33
2021	63.00	31.99	2.75	2.74
2022	66.00	35.66	2.90	2.54
2023	68.00	38.27	3.00	2.46
2024	70.00	40.55	3.10	2.43

Reserve Values

        The reserve value estimates were based on proved developed producing reserve estimates prepared by D&M in accordance with National Instrument 51-101 Standard of Disclosures for Oil and Gas Activities. Sayer found no reason to disagree with this evaluation.

Discount Rates

        Sayer has calculated the NAV for Epsilon using discount rates ranging from 10% to 12% on a proved developed producing after-tax basis. We have used discount rates of 10% to 12% for the cash flows of Epsilon based upon, among other things, our consideration of Epsilon's financial and operational results and the nature of its asset base. Some of the factors considered by Sayer include: the high proportion of proved developed producing reserves for Epsilon; the operating costs of Epsilon; and the netbacks received by Epsilon. We believe that this range is also indicative of discount rates inherent in current merger and acquisition transactions in the oil and natural gas industry and the discount rates inherent in the trading prices of similar sized oil and natural gas companies.

Tax Pools

        Epsilon's existing tax pool balances were incorporated into our NAV calculation.

Working Capital

        Epsilon's working capital was based on current assets and current liabilities as at March 31, 2020. Based on our review of the individual items included in the accounts, each of the items included in working capital were valued at the net book value except for the fair value of the derivative contracts which Epsilon has in place.

Other Assets

        The value of Epsilon's other assets was based on land, restricted cash and prepaid drilling costs as at March 31, 2020. Based on our review of the individual items included in the accounts, each of the items included in other assets were valued at the net book value.

Undeveloped Land Value

        Epsilon currently holds 7,893 net acres of undeveloped land in both Pennsylvania and Oklahoma. Based on a review of recent land sales in these states and a discussion with management of Epsilon, Sayer assigned a value of $1,000 per acre on the low end of our NAV valuation range and a value of $1,500 per acre on the high end of our NAV valuation range and adjusted these values on an after tax basis by applying a 21% tax rate.

Auburn GGS

        As mentioned above, Epsilon owns a 35% interest in the Auburn GGS which is operated by a subsidiary of Williams Partners, LP. Substantially all of the production from Epsilon's Pennsylvania acreage is dedicated to the Auburn GGS, located in Susquehanna County, Pennsylvania for a 15 year term expiring in 2026 under an operating agreement whereby the Auburn GGS owners receive a fixed percentage rate of return on the total capital invested in the construction and maintenance of the system. Epsilon is forecasted to generate approximately $8.0 million of operating cash flow from its interest in the Auburn GGS in 2020. This $8.0 million in operating cash flow is comparable to the historical operating cash flow which Epsilon received in both 2019 and 2018 of approximately $8.0 million and $8.7 million respectively. Epsilon's minority interest in the Auburn GGS generates a steady stream of cash flow for the Company and because of these attributes, Sayer applied a five times multiple on the low end of our NAV valuation range and a six times multiple on the high end of our NAV valuation range and adjusted these values on an after tax basis by applying a 21% tax rate.

Future Overhead Expense

        The estimated future overhead expense necessary to produce the existing proved producing oil and natural gas reserves of Epsilon has been treated as a liability for purposes of calculating after-tax net asset values. Sayer considered past overhead expenses and normal oil industry practices in calculating estimates of future overhead expenses. The forecast of future overhead expenses is prepared on a "blowdown" basis and declines with production over the life of the reserves.

Asset Retirement Obligations

        D&M has included in the D&M Reserves Report the estimates of abandonment costs for wells currently producing or required to produce Epsilon's reserves. Epsilon also includes on its balance sheet additional asset retirement obligations which are not included in the D&M Reserves Report which we have included in our NAV calculation. Sayer has reviewed both D&M and Epsilon's estimates and found no reason to disagree with these estimates.

Litigation and Contingent Liabilities

        Epsilon has advised us that there are no outstanding lawsuits or contingent liabilities.

NET ASSET VALUES

        The table on the following page sets forth the after-tax NAV attributable to Epsilon.

AFTER TAX NAV

	Epsilon
	Low		High
	(US$ Millions except as noted)
Reserves	35,286		38,182
Working Capital	16,313		16,313
Other Assets	938		938
Undeveloped Land Value	6,235		9,353
Auburn Gas Gathering System	31,600		37,920
PV of Future Overhead	(6,641)		(7,084)
Asset Retirement Obligations	(1,435)		(1,435)
Net Asset Value	82,298		94,188
Shares Outstanding (000's)		26,791
NAV per Share	$3.07		$3.52

CASH FLOW MULTIPLE APPROACH

        The cash flow multiple technique consists of estimating the value of an organization's business by means of developing a forecast of cash flow, as would normally be done by an arm's length buyer in negotiations to acquire such a business, and applying a range of multiples to this estimate, resulting in a range of fair market values for the business itself. In determining cash flow multiple values one must consider, amongst other things; (i) the confidence attached to the cash flow forecasts; (ii) the cyclical nature of the industry; (iii) requirements for and the availability of capital required to attain the projected cash flows; (iv) cash flow multiples normally ascribed by actual purchasers of similar businesses; (v) the current and forecasted health of the particular industry itself; (vi) the ability of the company to compete with others in the industry; (vii) the financial viability of the specific company; (viii) the income tax position of the specific company; and (ix) the ability of the entity to produce oil and gas reserves economically and to replace reserves produced.

        In the preparation of our Valuation, and in prior research on the cash flow capitalization approach for other industry transactions of a similar nature, Sayer has developed a substantial knowledge of cash flow analyses used in industry transactions. A review of the general prospects for the industry, the financial situation of the particular company or business under analysis, and the historical prices at which similar transactions have been consummated results in the application of both quantitative and qualitative judgements with regards to the appropriate cash flow capitalization to be utilized in the determination of the range of fair market values for a specific company or partnership.

        Based on our review of a wide range of other oil and natural gas corporate and asset transactions, Sayer has determined that such transactions are generally completed with total purchase prices in the range of three to five times future cash flow from the properties so acquired. Purchasers will normally accept a longer payout for long-life properties with gradual declines in production and net operating income. Purchasers with existing tax pools may not discount properties for total future potential tax liabilities, as they may be in a position to shelter all or some of such future tax liabilities. Accordingly, we have also estimated values using the net cash flow to be derived by Epsilon using multiples of four to five based on both forecasted and annualized actual operating cash flow, after deduction of estimated general and administrative expenses required to produce the reserves.

        The range of values derived from the cash flow multiple technique (summarized below), when compared to the oil and natural gas values determined by Sayer supports the range of oil and natural gas values calculated using the net asset value technique.

	(Cash Flow) Value Per Share
	Low	High
Epsilon	$3.13	$3.87

HISTORICAL SHARE TRADING

        We have also considered the values inherent in the market prices of the Common Shares. We have selected the volume weighted average prices for the last month (twenty trading days) for the range of values. To reflect the fact that individual trades on an exchange represent minority interests, we have assigned a premium to the market price for the high end of the range. It is typical for purchasers of oil and natural gas producing entities as a whole to pay a premium to the market price of individual shares. After a review of recent oil and natural gas transactions, we have applied a premium of 20% to the high end of the range.

        The values determined as described above for the Common Shares are as follows:

	(Market Price) Value Per Share
	Low	High
Epsilon	$2.56	$3.54

SUPPLEMENTAL ANALYSIS

UNIT VALUE METHOD

        Sayer also considered the $/boe and $/boe/d method of valuation in which the reserves and production of natural gas are converted to a barrel of oil equivalent ("boe") using a conversion ratio of six thousand cubic feet (6 Mcf) of natural gas to one barrel (1 bbl) of crude oil. A boe conversion of 6:1 is commonly used in the oil and natural gas industry. As there has been a lack of recent comparable transactions we found that it would not be suitable to use these methodologies as part of the Valuation

PRIOR VALUATIONS

        Certain executives of Epsilon have represented to Sayer that there have been no prior valuations of Epsilon within the last 24 months from the effective date of this Valuation.

VALUATION CONCLUSIONS

        Based on our experience as advisors in oil industry mergers, acquisitions and dispositions, as well as in providing fairness and valuation opinions we also applied such consideration of qualitative factors and judgements as we considered appropriate in the circumstances. Given the basis of evaluation, the scope of review and subject to the assumptions, qualifications and limitations all as set out herein, Sayer has determined that a reasonable range of fair market values for the Common Shares as at April 1, 2020 is as follows:

	Value Per Share
	Low	High
Epsilon	$2.92	$3.64

Yours very truly,

SAYER ENERGY ADVISORS

 Any questions and request for assistance may be directed to:

        The Letter of Transmittal, certificates representing Common Shares and any other required documents should be sent or delivered by each depositing Shareholder or the Shareholder's investment dealer, broker, bank, trust company or other nominee to the Depositary at its Toronto, Ontario office guitars below:

THE DEPOSITARY FOR THE OFFER IS:

By Regular Mail	By Hand, Courier or Registered Mail:
Computershare Trust Company of Canada P.O. BOX 7021 31 Adelaide Street East Toronto, Ontario M5C 3H2 Attention: Corporate Actions	Computershare Trust Company of Canada 100 University Avenue 8th Floor Toronto, Ontario M5J 2Y1 Attention: Corporate Actions

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 Overseas: 1-514-982-7555
 E-Mail: corporateactions@computershare.com

        Any questions or requests for assistance may be directed to the Depositary at the addresses and telephone number set forth above. Additional copies of the Offer and Circular and the related Letter of Transmittal may be obtained from the Depositary. Shareholders should also contact their investment dealer, broker, bank, lawyer, accountant or other professional advisor for assistance concerning the Offer.